UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF

THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

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Franklin Electric Co., Inc.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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FRANKLIN ELECTRIC CO., INC.

9255 Coverdale Road
Fort Wayne, Indiana 46809

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held

May 8, 2015 at 9:00 a.m., Eastern Time

To the Shareholders of
Franklin Electric Co., Inc.

The Annual Meeting of Shareholders of Franklin Electric Co., Inc. (the "Company"), an Indiana corporation, will be held at Franklin Electric Global Headquarters and Engineering Center of Excellence, 9255 Coverdale Road, Fort Wayne, Indiana 46809 on Friday, May 8, 2015, at 9:00 a.m., Eastern Time. The purposes of the meeting are to:

1.	Elect Jerome D. Brady, Gregg C. Sengstack and David M. Wathen as directors for terms expiring at the 2018 Annual Meeting of Shareholders;

2.	Reapprove the Franklin Electric Co., Inc. Management Incentive Plan;

3.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year;

4.	Approve, on an advisory basis, the executive compensation of the Named Executive Officers as disclosed in the Proxy Statement; and

5.	Transact any other business that may properly come before the Annual Meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 2, 2015 will be entitled to notice of and to vote at the Annual Meeting.

You are urged to vote your proxy whether or not you plan to attend the Annual Meeting. If you do attend, you may nevertheless vote in person which will revoke any previously executed proxy.

By order of the Board of Directors.

John J. Haines
Vice President, Chief Financial Officer and Secretary

Fort Wayne, Indiana
March 24, 2015

FRANKLIN ELECTRIC CO., INC.

9255 Coverdale Road, Fort Wayne, Indiana 46809
______________________________

PROXY STATEMENT
______________________________

Annual Meeting of Shareholders to be Held on May 8, 2015

GENERAL INFORMATION

This Proxy Statement and the enclosed proxy are furnished to shareholders in connection with the solicitation of proxies by the Board of Directors of Franklin Electric Co., Inc. (the "Company"), 9255 Coverdale Road, Fort Wayne, Indiana, 46809 for use at the Annual Meeting of Shareholders to be held on May 8, 2015, or any adjournment or postponement thereof. Shareholders were sent Notice of the Annual Meeting, as well as information regarding how to access this Proxy Statement and the Company's 2014 Annual Report, including the financial statements contained therein, beginning on or about March 24, 2015.

The expenses of solicitation, including the cost of printing and mailing, will be paid by the Company. Officers and employees of the Company, without additional compensation, may solicit proxies personally, by telephone, email, or by facsimile. Arrangements will also be made with brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation materials to the beneficial owners of shares held of record by such persons, and the Company will reimburse such entities for reasonable out-of-pocket expenses incurred by them in connection therewith.

NOTICE AND VOTING INSTRUCTIONS

Shareholders will receive a Notice Card with information regarding the availability of proxy materials over the internet. Shareholders who wish to receive a paper or email copy of the proxy materials must request one by submitting the request to the Secretary of the Company at the Company's address listed on the first page of this Proxy Statement. There is no charge for requesting a copy. Requests can also be made at the voting website, via telephone, or via email, as described in the Notice Card.

Voting by Internet: Use the internet link and control number provided to you on your Proxy Card. You may vote until 11:59 p.m., Eastern Time, on May 8, 2015. You will need the control number provided on your Proxy Card to access the website.

Voting by Telephone: Call the toll-free telephone number provided to you on your Proxy Card. Telephone voting will be available until 11:59 p.m., Eastern Time, on May 8, 2015. Detailed instructions will be provided during the call. The procedures are designed to authenticate votes cast by using the last 4 digits of a shareholder’s social security/taxpayer I.D. number.

Voting by Mail: Request a hardcopy of the proxy materials by submitting your request to the Secretary of the Company at the Company's address listed on the first page of this Proxy Statement. Then complete the Proxy Card, date and sign it, and return it in the envelope provided. Shareholders may also vote their shares in person at the Annual Meeting.

Employees who are participants in the Company’s Retirement Program (401(k) plan) will receive a notice and instructions by email or other method that explains how to vote shares credited to their Retirement Program accounts.

If a shareholder does not specify the manner in which the proxy shall be voted, the shares represented thereby will be voted:

•	FOR the election of the nominees for director as set forth in this Proxy Statement;

•	FOR the reapproval of the Franklin Electric Co., Inc. Management Incentive Plan;

•	FOR the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year;

•	FOR approval of the compensation of the Company’s Named Executive Officers; and

•	In accordance with the recommendations of management with respect to other matters that may properly come before the Annual Meeting.

A shareholder who has executed a proxy has the power to revoke it at any time before it is voted by (i) delivering written notice of such revocation to Mr. John J. Haines, Vice President, Chief Financial Officer and Secretary, 9255 Coverdale Road, Fort Wayne, Indiana, 46809, (ii) executing and delivering a subsequently dated proxy by mail, or voting by telephone or through the internet at a later date, or (iii) attending the Annual Meeting and voting in person.

SHAREHOLDERS ENTITLED TO VOTE AND SHARES OUTSTANDING

The Board of Directors of the Company fixed the close of business on March 2, 2015, as the record date (the "Record Date") for determining shareholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, there were 65,000,000 shares of Common Stock, $.10 par value (the "Common Stock"), authorized, of which 47,594,949 shares of Common Stock were outstanding. Each share of Common Stock is entitled to one vote on each matter submitted to a vote of the shareholders of the Company. Votes cast by proxy or in person at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting and will be counted as present for purposes of determining whether a quorum is present. A majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes (which occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that proposal and has not received instructions from the beneficial owner) will be counted for purposes of determining the presence or absence of a quorum but will not be counted as votes cast on any matter submitted to shareholders. As a result, abstentions and broker non-votes will not have any effect on the voting results with respect to any of the matters scheduled to be submitted to shareholders at the Annual Meeting.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table shows the persons known by the Company to be the beneficial owners of more than five percent of the Company’s Common Stock as of March 2, 2015, unless otherwise noted. The nature of beneficial ownership is sole voting and dispositive power, unless otherwise noted.

Name and address of beneficial owner	Amount and nature of beneficial ownership		Percent of class
T. Rowe Price Associates, Inc. 100 E. Pratt Street Baltimore, MD 21202	4,819,915	(1)	10.13
Patricia Schaefer 5400 Deer Run Court Muncie, IN 47304	4,000,168	(2)	8.40
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	3,746,752	(3)	7.87
Diane D. Humphrey 2279 East 250 North Road Bluffton, IN 46714	3,160,140	(4)	6.64
The Vanguard Group, Inc. 100 Vanguard Blvd. Malver, PA 19355	3,047,244	(5)	6.40

(1)	According to a Schedule 13G filed with the SEC, as of December 31, 2014, T. Rowe Price Associates, Inc. has sole voting power with respect to 1,232,540 shares.

(2)	Pursuant to agreements with Ms. Schaefer, the Company has a right of first refusal with respect to 3,416,080 shares owned by Ms. Schaefer.

(3)	According to a Schedule 13G filed with the SEC, as of December 31, 2014, BlackRock. Inc. has sole voting power with respect to 3,644,994 shares.

(4)	Pursuant to agreements with Ms. Humphrey, the Company has a right of first refusal with respect to 2,843,436 shares owned by Ms. Humphrey.
(5) According to a Schedule 13G filed with the SEC, as of December 31, 2014, The Vanguard Group, Inc. has sole voting power with respect to 58,548 shares, sole dispositive power with respect to 2,991,796 shares and shared dispositive power with respect to 55,448 shares.

SECURITY OWNERSHIP OF MANAGEMENT

The following table shows the number of shares of Common Stock beneficially owned by directors, nominees, each of the executive officers named in the "Summary Compensation Table" on page 30 of this Proxy Statement and all executive officers and directors as a group, as of March 2, 2015. The nature of beneficial ownership is sole voting and investment power, unless otherwise noted, except for restricted shares, with respect to which the holder has investment power only after the shares vest.

Name of beneficial owner	Amount and nature of beneficial ownership	Percent of class
Jerome D. Brady	61,316(2)	*
David T. Brown	34,848(2)	*
David A. Roberts	49,787(2)(4)(6)	*
Jennifer W. Sherman	0(2)	*
Thomas R. VerHage	2,000(2)	*
David M. Wathen	4,498(2)	*
Thomas L. Young	38,999(2)	*
R. Scott Trumbull	408,470(1)(2)(3)(5)	*

Gregg C. Sengstack	457,925(1)(5)	*
John J. Haines	112,236 (1)(3)(4)(5)	*
Robert J. Stone	192,008(1)(3)(4)(7)	*
DeLancey W. Davis	28,700(1)(3)(4)	*
Donald P. Kenney	76,600(1)(3)(4)(5)	*
All directors and executive officers as a group	1,611,382(1)(2)(3)(4)(5)(6)(7)	3.39
* Less than 1 percent of class

(1)
Includes shares issuable pursuant to stock options exercisable within 60 days after March 2, 2015 as follows: Mr. Trumbull, 185,896; Mr. Sengstack, 149,377; Mr. Haines, 66,195; Mr. Stone, 116,385; Mr. Davis, 8,277; and Mr. Kenney, 39,595. All directors and executive officers as a group, 656,388.

(2)
Does not include stock units credited pursuant to the terms of the Non-Employee Directors’ Deferred Compensation Plan described under “Director Compensation” to: Mr. Brady, 11,437; Mr. Brown, 52,276; Mr. Roberts, 2,455; Ms. Sherman, 1,535; Mr. VerHage, 17,425; Mr. Wathen, 60,882; Mr. Trumbull, 4,077; and Mr. Young, 2,798.

(3)
Includes shares held by the 401(k) Plan Trustee as of March 2, 2015: Mr. Trumbull, 175; Mr. Haines, 5,557; Mr. Stone, 23,886; Mr. Davis, 118; and Mr. Kenney, 28,421. All executive officers as a group, 58,157.

(4)	Includes unvested restricted shares as follows: Mr. Roberts, 9,717; Mr. Haines, 14,869; Mr. Stone, 17,507; Mr. Davis 12,797; and Mr. Kenney, 5,588. All executive officers as a group, 69,433.

(5)	Does not include unvested restricted stock units as follows: Mr. Trumbull, 84,849; Mr. Sengstack, 40,935; Mr. Haines, 4,500; and Mr. Kenney, 10,205. All executive officers as a group, 154,031.

(6)	Includes 11,424 shares owned by a trust and 23,160 shares owned by Grantor Retained Annuity Trust.

(7)	Includes 21,728 shares indirectly owned.

PROPOSAL 1: ELECTION OF DIRECTORS

The Company's Amended and Restated By-laws provide that the Board of Directors shall consist of nine directors, divided into three classes of three directors each. The Board size increased from seven to nine members in 2014, with the addition of Gregg C. Sengstack, who was elected by the Board on May 2, 2014 for a term expiring in 2015, and Jennifer W. Sherman, who was elected by the Board on November 13, 2014 for a term expiring in 2016. Each year, the directors of one of the three classes are elected to serve terms of three years and until their successors have been elected and qualified. Three directors will be elected at the Annual Meeting this year. Directors are elected by the affirmative vote of a majority of the shares voted, unless the number of nominees for director exceeds the number of directors to be elected, in which case directors shall be elected by a plurality of the shares voted (i.e., the three nominees who receive the most votes will be elected).

Jerome D. Brady, Gregg C. Sengstack and David M. Wathen have been nominated to serve as directors of the Company for terms expiring in 2018. All three nominees are current directors of the Company and have indicated their willingness to continue to serve as directors if elected. If, however, any nominee is unwilling or unable to serve as a director, shares represented by the proxies will be voted for the election of another nominee proposed by the Board of Directors or the Board may reduce the number of directors to be elected at the Annual Meeting.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS
THAT YOU VOTE FOR THE ELECTION OF EACH NOMINEE.

INFORMATION CONCERNING NOMINEES AND CONTINUING DIRECTORS

Set forth below for the director nominees and continuing directors are their ages, year they first became a director, principal occupations and directorships for at least the past five years, and legal proceedings, if any, for the past ten years. With respect to each nominee or continuing director, we describe under the heading “Relevant Experience” the particular experience and other attributes that have led to the conclusion that the individual should serve on the Board of Directors of the Company.

Directors with terms expiring in 2015
Jerome D. Brady	Age: 71
Director of the Company	Director Since: 1998
Principal Occupation: Retired in 2000.

Formerly: President and Chief Executive Officer of C&K Components, a manufacturer of electro-mechanical switches, from 1997-2000; prior thereto, President, CEO and Chairman of AM International, Inc., a manufacturer of printing equipment, from 1995-1997.

Directorships – Public Companies: Circor International, Inc.

Relevant Experience: Mr. Brady received his bachelor’s degree in economics from the University of Pennsylvania, Wharton School and his MBA in finance from the University of California at Los Angeles, Anderson School. Mr. Brady brings to the Board his experience as CEO of two publicly-held, global manufacturing companies, as well as other relevant private company board experience. His background enables him to serve as an “audit committee financial expert.” His experience on the Board of the Company also helps give the Board a historical perspective in its deliberations.

Gregg C. Sengstack	Age: 56
Director and Chief Executive Officer of the Company	Director Since: 2014
Principal Occupation: Chief Executive Officer of the Company since 2014.

Formerly: President and Chief Operating Officer of the Company from 2011-2014; prior thereto, Senior Vice President and President, Franklin Fueling Systems and International Water Group from 2008-2011; prior thereto, Chief Financial Officer of the Company from 1999-2008.

Directorships - Public Companies: Woodward, Inc.

Relevant Experience: Mr. Sengstack received his bachelor's degree in math and economics from Bucknell University and his MBA from the University of Chicago. Mr. Sengstack joined the Company in 1988 and has significant experience holding various positions in the Company, which provides the Board with a unique depth of understanding of the Company’s markets and businesses that is beneficial to the Board in its deliberations. Mr. Sengstack’s long tenure with the Company also helps give the Board a historical perspective of the Company in its deliberations.

David M. Wathen	Age: 62
Director of the Company	Director Since: 2005
Principal Occupation: President and Chief Executive Officer of TriMas Corporation, a manufacturer of engineered products, since 2009.

Formerly: President and Chief Executive Officer, Balfour Beatty, Inc. (U.S. Operations), an engineering, construction and building management services company, from 2002 - 2006; prior thereto, Operating partner, Questor Management Company, a performance improvement consulting firm, from 2000-2002; prior thereto, Group Executive/Corporate Officer, Eaton Corporation, a global technology leader in diversified power management solutions, from 1997-2000.

Relevant Experience: Mr. Wathen received his bachelor’s degree in mechanical engineering from Purdue University and his MBA from Saint Francis College. Mr. Wathen brings to the Board his experience as CEO of two companies and leadership positions in others, including over twenty years direct technical and general management experience in the same industry as the Company and direct experience managing electrical businesses serving pump OEMs and distributor channels similar to those served by the Company. His background enables him to serve as an “audit committee financial expert.” His experience on the Board of the Company also helps give the Board a historical perspective in its deliberations.

Directors with terms expiring in 2016
R. Scott Trumbull	Age: 66
Non-Executive Chairman of the Board	Director Since: 1998
Principal Occupation: Chairman of the Board since 2003; Non-Executive Chairman since 2014.

Formerly: Chief Executive Officer of the Company from 2003 until his retirement on May 2, 2014; prior thereto, Executive Vice President and Chief Financial Officer of Owens-Illinois, Inc., a global manufacturer of glass and plastic packaging products, from 2001 to 2002; prior thereto, Executive Vice President of International Operations & Corporate Development of Owens-Illinois, Inc., from 1993 to 2001.

Directorships – Public Companies: Health Care REIT, Columbus McKinnon

Relevant Experience: Mr. Trumbull received his bachelor’s degree in economics from Denison University and his MBA from Harvard Business School. His positions at Owens-Illinois gave him significant experience in leading both domestic and global manufacturing businesses. Prior to joining the Board, Mr. Trumbull served as a board member of The Calphalon Corporation and presently serves on the boards of two public companies. His experience as a director of the Company since 1998 and as CEO since 2003 brings a unique understanding of the Company’s markets and businesses to the Board’s deliberations.

Jennifer W. Sherman	Age: 50
Director of the Company	Director Since: 2015
Principal Occupation: Chief Operating Officer of Federal Signal Corporation, makers of safety, signaling and communications equipment, environmental vehicles and machinery components.
Formerly: Chief Administrative Officer of Federal Signal from 2010 to 2014 and General Counsel of Federal Signal from 2004 to 2010.

Relevant Experience:  Ms. Sherman received her bachelors degree in business administration and her Juris Doctor from the University of Michigan. She is also a fellow of the Kellogg School of Management at Northwestern University. Ms. Sherman's background has provided her with a broad range of experiences that will complement the Board. Specifically, Ms. Sherman’s experience includes, but is not limited to, compliance, human resources, legal issues, governance and business operations. Consequently; Ms. Sherman has the background and capability to serve as an important member to the Management Organization and Compensation Committee.

Thomas L. Young	Age: 71
Director of the Company	Director Since: 2005
Principal Occupation: President, Titus Holdings Ltd., a private investment company, since 2005.

Formerly: Executive Vice President and Chief Financial Officer, Owens-Illinois, Inc., a global manufacturer of glass and plastic packaging products, from 2003 until retirement in 2005; prior thereto, Co-Chief Executive Officer of Owens-Illinois, Inc. from January 2004 to April 2004 and Executive Vice President, Administration and General Counsel of Owens-Illinois, Inc. from 1993 through 2003.

Directorships – Public Companies: Owens-Illinois, Inc.

Relevant Experience: Mr. Young received his bachelor’s degree from St. John’s College and his Juris Doctor with honors from Notre Dame Law School. Mr. Young’s background qualifies him to serve as an “audit committee financial expert” and he served on the Audit Committee from 2005-2011. He also brings to the Board extensive experience as an executive officer of a publicly traded manufacturing company, as well as experience from present and prior directorships. His experience on the Board of the Company also helps give the Board a historical perspective in its deliberations.

Directors with terms expiring in 2017
David T. Brown Director of the Company	Age: 66
Director Since: 2008
Principal Occupation: Retired in 2007.

Formerly: President and Chief Executive Officer of Owens Corning, a world leader in building materials systems and glass fiber composites, from 2002 until 2007; prior thereto, Executive Vice President and Chief Operating Officer, from 2001 through 2002; prior thereto, Vice President and President, Insulating Systems Business, from 1997 through 2000.

Directorships - Public Companies: BorgWarner, Inc. (2004 - 2014).

Relevant Experience: Mr. Brown received his bachelor’s degree in business economics from Purdue University. Mr. Brown adds to the Board his experience in a long career at Owens Corning, where he moved through the ranks from salesman to regional sales manager to chief operating officer and ultimately CEO where he led the company out of an asbestos related bankruptcy. In addition to his perspective as a successful CEO of a global manufacturer, he brings his experience on the Board of Borg Warner, Inc. and RSC Holdings, Inc.

David A. Roberts Director of the Company	Age: 67
Director Since: 2003
Principal Occupation: Chairman, President and Chief Executive Officer, Carlisle Companies Incorporated, a diversified global manufacturing company, since 2007.
Formerly: Chairman, President and Chief Executive Officer, Graco Inc., a manufacturer of fluid-handling equipment and systems, from 2001 to 2007.
Directorships – Public Companies: Carlisle Companies, Inc.; Polypore International, Inc.; Arctic Cat (2006-2009); ADC Telecommunications, Inc. (2008-2010).

Relevant Experience: Mr. Roberts received his bachelor’s degree in technology from Purdue University and his MBA from Indiana University. He brings to the Board his experience as CEO of two substantial publicly-held manufacturing companies. His experience on the Board of the Company also helps give the Board a historical perspective in its deliberations.

Thomas R. VerHage Director of the Company	Age: 62
Director Since: 2010
Principal Occupation: Retired in 2011.

Formerly: Vice President and Chief Financial Officer, Donaldson Company, Inc., a worldwide provider of filtration systems and replacement parts, from 2004 until 2011; prior thereto, Partner, Deloitte & Touche, LLP, a major international accounting and consulting firm, from 2002 to 2004; prior thereto, Partner, Arthur Andersen, LLP, a consulting and accounting firm, from 1976 to 2002.

Directorships – Public Companies: Hutchinson Technology, Inc.

Relevant Experience: Mr. VerHage received his bachelor’s degree in business administration and his MBA from the University of Wisconsin. Mr. VerHage adds to the Board his financial and accounting expertise from his experience as CFO of Donaldson Company, Inc. and his prior experience with two major public accounting firms. His background enables him to serve as an “audit committee financial expert.”

INFORMATION ABOUT THE BOARD AND ITS COMMITTEES

Director Independence

The Board of Directors of the Company has determined that each of the current directors, except for R. Scott Trumbull, Chairman of the Board and retired Chief Executive Officer of the Company and Gregg C. Sengstack, current Chief Executive Officer, is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under the applicable rules adopted by The NASDAQ Stock Market, Inc. (“NASDAQ”). In making its independence determinations, the Board concluded that no director, other than Messrs. Trumbull and Sengstack, has any material relationship in the Company, except as a director and shareholder.

Board Leadership Structure and Risk Oversight

The Board is led by Mr. Trumbull, who has served as Chairman of the Board and Chief Executive Officer since 2003 (he retired as Chief Executive Officer on May 2, 2014). In connection with his retirement, he is continuing as Non-Executive Chairman of the Board until the 2015 Annual Meeting. The Board consists of Mr. Trumbull and eight other directors, seven of whom are independent directors. The Board has three standing committees - Audit, Management Organization and Compensation and Corporate Governance. The Audit Committee is primarily responsible for risk oversight and the full Board receives regular reports from the Audit Committee and from the Company's officers and other management personnel regarding risk management. Each of the other two committees also considers risk as it falls within its area of responsibility. The Company does not have a lead independent director but the non-management directors meet in executive session at each regularly scheduled board meeting with a rotating chair.

Beginning May 2, 2014, Mr. Trumbull served as Non-Executive Chairman of the Board of Directors and Mr. Sengstack served as President and Chief Executive Officer. Although the Company has otherwise employed the same basic leadership structure of a combined Chairman and Chief Executive Officer role for over ten years, during 2014 the Company believed that a separate leadership structure was appropriate and effective for the Company. The Board of Directors will continue to evaluate this structure and will determine if it should revert back to a combined Chairman/Chief Executive Officer role, which has the benefit of providing the Company with a unified leadership structure that allows it to carry out strategic initiatives with an understanding of the risks involved in the Company’s businesses and their interrelationships. The Board believes that, under certain circumstances, the Chairman and Chief Executive Officer should consist of a single individual who is seen by the Company’s customers, business partners, investors, and shareholders as someone who provides strong leadership for the Company and is viewed as such in the industries in which the Company competes. The Company believes that the board committees, all of which are chaired by and consist of independent directors, and the full Board of Directors, provide effective oversight of the Company’s businesses and the risks involved in them.

Meetings

The Board held five meetings during 2014. Each director attended at least 75 percent of the aggregate meetings of the Board and Board committees of which he was a member during the period that each served as a director. All directors attended the 2014 Annual Meeting of Shareholders.

Committees

Audit Committee.

The members of the Audit Committee during 2014 were Thomas R. VerHage (Chairman), David M. Wathen and Jerome D. Brady. Ms. Sherman was initially appointed to the Audit Committee beginning January 1, 2015. Effective February 10, 2015, she was appointed to the Management Organization and Compensation Committee instead of the Audit Committee. The Board of Directors has determined that each member of the Audit Committee is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under the applicable NASDAQ rules. The Board of Directors has adopted an Audit Committee charter, a copy of which is available on the Company’s website at www.franklin-electric.com under “Corporate Governance,” that sets forth the duties and responsibilities of the Audit Committee. Under its charter, the Audit Committee appoints the Company’s independent registered public accounting firm and assists the Board of Directors in fulfilling its oversight responsibilities by reviewing the Company’s financial information, the Company’s system of internal control, the Company’s processes for monitoring compliance with laws and regulations and the Company’s audit and risk management processes. It is the general responsibility of the Audit Committee to advise and make recommendations to the Board of Directors in all matters regarding the Company’s accounting methods and internal control procedures. The Audit Committee held four meetings in 2014.

The Audit Committee is also responsible for the review, approval, or ratification of transactions between the Company and “related persons.”  The Audit Committee reviews information compiled in response to the Directors' and Officers' Questionnaires or otherwise developed by the Company with respect to any transactions with the Company in which any director, executive officer, 5% beneficial holders, or any member of his or her immediate family, has a direct or indirect material interest that would require disclosure under applicable SEC regulations.  In 2014, there were no such transactions.

The Board of Directors has determined that all members of the Audit Committee are “audit committee financial experts” as defined by Item 407(d)(5)(ii) of Regulation S-K of the Exchange Act and are “independent” under the applicable NASDAQ rules.

Management Organization and Compensation Committee.

The members of the Management Organization and Compensation Committee (the "Compensation Committee") during 2014 were David A. Roberts (Chairman), David T. Brown and Thomas L. Young. Effective as of February 11, 2015, Mr. Brown was appointed Chairman (Mr. Roberts remains a member). In addition, on February 11, 2015, Ms. Sherman was appointed a member of the Compensation Committee. The Board of Directors has determined that each member of the Compensation Committee, including Ms. Sherman, is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under applicable NASDAQ rules. The Board of Directors has adopted a Compensation Committee charter, a copy of which is available on the Company’s website at www.franklin-electric.com under “Corporate Governance,” that sets forth the duties and responsibilities of the Compensation Committee. Under its charter, the Compensation Committee recommends to the Board of Directors the annual salary and bonus for the Chief Executive Officer, determines and approves the equity awards for the Chief Executive Officer and the annual salary, bonus and equity awards of the other executive officers of the Company; reviews and submits to the Board of Directors recommendations concerning bonus and stock plans; periodically reviews the Company's policies in the area of management benefits; and oversees the Company's management development and organization structure.  As part of its oversight responsibilities, the Compensation Committee evaluated the risks arising from the Company’s compensation policies and practices, with the assistance of Meridian Compensation Partners, LLC, an independent executive consulting firm.  The Committee considered, among other factors, the design of the incentive compensation programs, which are closely linked to corporate performance and capped the mix of long- and short-term compensation, the distribution of compensation as between equity and cash, and other factors that mitigate risk.  The Committee concluded that the Company’s compensation policies and practices do not involve undue risk. The Compensation Committee held seven meetings in 2014.

Corporate Governance Committee.

The members of the Corporate Governance Committee during 2014 (the “Governance Committee”) were David M. Wathen (Chairman), David T. Brown, David A. Roberts, and Thomas L. Young. Effective as of February 11, 2015, Mr. Roberts was appointed Chairman of the Governance Committee (Mr. Wathen remains a member). The Board of Directors has determined that each member of the Governance Committee is an “independent director” in compliance with the independence standards set forth in the Company’s Corporate Governance Guidelines and under applicable NASDAQ rules. The Board of Directors has adopted a Governance Committee charter, a copy of which is available on the Company’s website at www.franklin-electric.com under “Corporate Governance,” that sets forth the duties and responsibilities of the Governance Committee. Under its charter, the Governance Committee reviews the size of the Company’s Board of Directors and committee structure and recommends appointments to the Board and the Board Committees; reviews and recommends to the Board of Directors the compensation of non-employee directors, including awards to non-employee directors under the Company’s equity-based and compensation plans; and develops and recommends to the Board corporate governance guidelines deemed necessary for the Company. The Governance Committee held three meetings in 2014.

Director Nomination Process

The Governance Committee is responsible for identifying and recommending to the Board candidates for director. The Governance Committee considers diversity when identifying candidates for directorships. Although the Company does not have a written policy regarding diversity, the Governance Committee seeks to identify persons from various backgrounds and with a variety of life experiences who have a reputation for, and a record of, integrity and good business judgment and the willingness to make an appropriate time commitment. The Governance Committee also considers whether a person has experience in a highly responsible position in a profession or industry relevant to the conduct of the Company’s business. The Governance Committee takes into account the current composition of the Board and the extent to which a person’s particular expertise, experience and ability will complement the expertise and experience of other directors. Candidates for director should also be free of conflicts of interest or relationships that may interfere with the performance of their duties. Based on its evaluation and consideration, the Governance Committee submits its recommendation for director candidates to the full Board of Directors, which is then responsible for selecting the candidates to be elected by the shareholders. The Governance Committee evaluates its success in achieving these goals for Board composition from time to time, particularly when considering Board succession and candidates to fill vacancies.

The Governance Committee will consider as candidates for director persons recommended or nominated by shareholders. Shareholders may recommend candidates for director by writing to the Secretary of the Company at the address listed below under “Other Corporate Governance Matters.” Nominations of directors may be made by any shareholder entitled to vote in the election of directors, provided that written notice of intent to make a nomination is given to the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding Annual Meeting of shareholders. The notice must set forth (i) information regarding the proposed nominee as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC, and (ii) the consent of such nominee to serve as a director of the Company if so elected.

Other Corporate Governance Matters

The Board of Directors has adopted Corporate Governance Guidelines, a copy of which is available on the Company’s website at www.franklin-electric.com under “Corporate Governance,” that provide, among other things, that the Company’s independent directors will meet in executive session, outside the presence of the non-independent directors and management, at least twice a year. In 2014, the independent directors met in executive session four times.

Each Board committee, on an annual basis, conducts and reviews with the Board a performance evaluation of the committee, which evaluation compares the committee's performance against the requirements of the committee's charter and sets the committee's goals for the coming year.

Anyone may contact the Board of Directors, any Board Committee, any independent director or any other director by writing to the Secretary of the Company as follows:

Franklin Electric Co., Inc.
Attention:  [Board of Directors], [Board Committee], [Board Member]
c/o Corporate Secretary
Franklin Electric Co., Inc.
9255 Coverdale Road
Fort Wayne, IN 46809

The independent directors of the Board have approved a process for collecting, organizing and responding to written shareholder communications addressed to the Board, Board Committees or individual directors.

Copies of the Company’s corporate governance documents, including the Board Committee charters and the Corporate Governance Guidelines are available upon written request to the Secretary of the Company at the address listed above or on the Company's website at www.franklin-electric.com under "Corporate Governance."

In compliance with Section 406 of the Sarbanes-Oxley Act of 2002, the Company has adopted a code of business conduct and ethics for its directors, principal financial officer, controller, principal executive officer, and other employees (the "Code"). The Company has posted the Code on the Company’s website at www.franklin-electric.com under "Corporate Governance". The Company will disclose any amendments to the Code and any waivers from the Code for directors and executive officers by posting such information on its website.

MANAGEMENT ORGANIZATION AND
COMPENSATION COMMITTEE REPORT

The Management Organization and Compensation Committee of the Board of Directors hereby furnishes the following report to the shareholders of the Company in accordance with rules adopted by the Securities and Exchange Commission.

The Management Organization and Compensation Committee has reviewed and discussed with management the Company’s Compensation Discussion and Analysis contained in this Proxy Statement.

Based upon this review and discussion, the Management Organization and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

This report is submitted on behalf of the 2014 members of the Management Organization and Compensation Committee.

David A. Roberts (2014 Chairman)
David T. Brown
Thomas L. Young

COMPENSATION DISCUSSION AND ANALYSIS

This section of the Proxy Statement is intended to provide shareholders with information about the compensation awarded in fiscal 2014 to the Company’s executives, including the “Named Executive Officers.” This information includes a discussion of the key elements of the Company’s compensation program and the philosophy and rationale behind the Management Organization and Compensation Committee’s executive compensation decisions. The Named Executive Officers are those listed in the Summary Compensation Table of this Proxy Statement:

R. Scott Trumbull:	Chief Executive Officer (retired May 2, 2014)
Gregg C. Sengstack:	President and Chief Executive Officer (May 2, 2014)
John J. Haines:	VP, Chief Financial Officer and Secretary
Robert J. Stone:	Senior VP and President, International Water Systems
DeLancey W. Davis:	VP and President, North America Water Systems
Donald P. Kenney:	VP and President, Energy Systems

Mr. Trumbull retired as the Chief Executive Officer of the Company effective May 2, 2014, at which time he became the Non-Executive Chairman of the Board. Mr. Sengstack held the position of President and Chief Operating Officer until he succeeded Mr. Trumbull as CEO.

You should review this Compensation, Discussion and Analysis section together with the tabular disclosures beginning on page 30 of this Proxy Statement.

Executive Summary
The Management Organization and Compensation Committee of the Board (the “Committee”) believes that executive compensation should be tied to both Company performance and individual performance, which is why a significant portion of the total compensation opportunity is linked to performance. This summary contains a discussion of the 2014 executive compensation highlights, changes implemented during 2014, 2014 performance, and the prior year say on pay results.
2014 Executive Compensation Overview

•	Performance-based compensation represented between 48% and 59% of the Named Executive Officers’ total targeted compensation for fiscal 2014.

•
The annual cash incentive awards are directly aligned with critical one-year operating results. No cash awards are earned unless a threshold level of performance is attained. Earned payouts cannot exceed 200% of the target opportunity.

•
Long-term incentive awards are equity-based, and are designed to align management’s interests with those of the Company’s shareholders and to foster retention of key executives. The 2014 long-term incentive grants are predominantly performance-based, generally with 40% of the targeted value awarded as stock options and 30% of the targeted value awarded as performance-based share units (earned units cannot exceed 200% of the target number of units). The remaining 30% of the targeted value is awarded as time-based restricted stock or restricted stock units. These awards focus executives on delivering results that drive shareholder value.

•	The Company generally does not provide perquisites to the Named Executive Officers.

•	The Company has stock ownership requirements in place to further align the interests of the Company’s executives with those of the Company’s shareholders.

Changes Implemented During 2014

•
For 2014, the annual cash incentive plan was modified to eliminate the individual/strategic goals as part of the formulaic bonus payout determination. Prior to this change, which was made to ensure that the key focus is on the achievement of corporate financial goals, the individual/strategic portion of the goals accounted for 10% of the target bonus opportunity. Under the new approach, the Committee will continue to assess individual performance; however such assessment will principally be used as an additional factor for decisions such as promotions and merit increases. Outside of extraordinary circumstances, the achievement level of individual goals will not lead to adjustment of annual bonus payouts.

•
For 2014, the annual cash incentive plan was also modified to exclude inventory turns as one of the financial metrics for Messrs. Stone, Davis and Kenney. This change was made to further concentrate the focus on other corporate financial goals in 2014 while the Company implemented certain key strategic initiatives.

•
In connection with Mr. Trumbull’s retirement, he and the Company entered into a Retirement and Consulting Agreement pursuant to which Mr. Trumbull provided consulting services to the Company through December 31, 2014 and will serve as Non-Executive Chairman of the Board until the 2015 Annual Meeting of Shareholders (May 8, 2015).

•
In connection with Mr. Sengstack’s promotion to CEO, his base salary and target annual bonus were increased, effective May 2, 2014. He also received an equity grant at that time to recognize his expanded responsibilities.

•	Mr. Kenney was promoted to his current position, and became a Named Executive Officer, effective May 2, 2014. His salary and target annual bonus were also increased.

2014 Company Performance
The financial results achieved by the Company included an 8.5% increase in sales, to $1,047.8 million from $965.5 million in 2013. In addition, the Company made significant progress with respect to its key strategic initiatives in 2014, including the following:

•	The Company continued to increase its sales base in high growth developing regions. Developing region sales increased by 11% in 2014 and now represents 38% of consolidated sales.

•	A record sales performance year for the Company's Fueling Systems business with adjusted operating income of $51.7 million eclipsing the $50 million mark for the first time.

•
The Company continued to combine its expertise in submersible motors, progressive cavity pumps, and electronic drives, which has enabled the development of a superior proprietary artificial lift system to address the oil and gas well deliquification global market of $500 million. The Company expanded its market penetration in 2014 with entries into India and China.

•	The Company continued to expand its footprint globally by bringing on new distribution partners in Asia, Latin America, the Middle East, Africa, and Southern Europe.

•	The Company made three acquisitions to complement the established water and fueling product lines which increased the access to these growing markets in developing regions.

•
Commencing with the 2014 launch of a new Diesel Exhaust Fluid Pump, the global Fueling Systems business has introduced to the market a series of products compatible with Diesel Exhaust Fluid, to include submersible turbine pump kits, pump motor assemblies, nozzles, hose, temperature sensor, and fuel management system software.

•
The global Water Systems business expanded on the SubDrive SolarPAK product line with the introduction of a low power/voltage option that combines solar technology with proven groundwater pumping equipment to offer a rugged, high-output system for off-grid pumping. In addition, a new variable frequency drive (SubDrive NEMA 3R) was introduced that ensures constant water pressure delivery when multiple water demands are required of the system.

Prior Year Say on Pay Results
At the May 2, 2014 shareholders meeting, the “Advisory Vote on Executive Compensation” proposal (the “say on pay” vote) received support from 99.7% of votes cast. The Committee considered these results, and based on the overwhelming support from shareholders, determined that the results of the vote did not call for any significant changes to the executive compensation plans and programs already in place for 2014 or for the 2015 fiscal year.
Management Organization and Compensation Committee
The Committee, consisting entirely of independent directors, has the responsibility for establishing, implementing and monitoring adherence with the Company’s compensation program and providing input to the Board with respect to management development and succession planning. The role of the Committee is to oversee, on behalf of the Board, the Company’s compensation and benefit plans and policies, administer its stock plans (including reviewing and approving equity grants to the CEO and all other executive officers), review and approve all other compensation decisions relating to the executive officers of the Company other than the CEO, and recommend CEO non-equity compensation to the Board for its approval. Due to the CEO transition, the Committee recommended to the Board for its approval the non-equity compensation for 2014 for both Mr. Trumbull and Mr. Sengstack.
In addition, the Committee (i) reviews the Company’s organization structure, (ii) reviews the recruitment of key employees and management’s development plans for key employees, (iii) makes recommendations to the Board with respect to the CEO succession plan and (iv) reviews compensation risk to determine whether the compensation policies and practices are reasonably likely to have a material adverse effect on the Company. The Committee meets a minimum of three times annually to discharge its duties and held seven meetings in 2014.

Compensation Philosophy and Pay Objectives
The Company and the Committee believe that compensation paid to executive officers, including the Named Executive Officers, should be aligned with the strategy and performance of the Company on both a short-term and long-term basis, and that such compensation should assist the Company in attracting and retaining key executives critical to the Company’s long-term success. Compensation is structured to ensure that a significant portion of the executive’s compensation opportunities will be directly related to Company performance and other factors that directly and indirectly influence shareholder value.
The Committee encourages superior short-term performance through the use of annual cash incentive awards and superior long-term performance through equity incentive awards. For the Company’s CEO and CFO, the cash incentive compensation is designed to reward Company-wide performance by tying 100% of their target cash incentive opportunity to corporate financial goals, including return on invested capital, earnings per share, and in the case of the CFO, fixed cost management. For other Named Executive Officers, the cash incentive compensation is weighted to reward the achievement of specific financial metrics within areas under their control, although Company-wide performance is still an important factor. Stock-based compensation consists of a combination of stock options, restricted stock (or restricted stock units for retirement-eligible executives) and performance share units. The Committee believes that all three equity-based vehicles create a strong link to shareholder value creation, with the majority of the awards in the form of stock options and performance share units.
Historically, the Committee generally has set executive pay opportunities based on a number of factors deemed appropriate by the Committee, including market competitive pay data, individual performance and the experience level of the executive. Subject to the factors set forth above, the Committee used the following pay objectives as a guide in assessing competitiveness of pay opportunities at a peer group of companies for 2014 pay decisions (the same levels were used in 2013). The higher targeted pay objectives for annual bonus and long-term incentive components reflect the Committee’s belief that a significant portion of total compensation should be at risk and variable.

Pay Component	Targeted Pay Objectives
Base Salary	50th percentile
Annual Bonus Opportunity	65th percentile
Long-Term Incentives	65th percentile

Role of Management in Compensation Decisions
The Committee makes equity compensation decisions with respect to the CEO and all compensation decisions with respect to all other executive officers of the Company. The Committee recommends to the Board, for its review and approval, the annual salary and annual non-equity incentive compensation for the CEO. In 2014, due to the CEO transition, this approval extended to Mr. Sengstack’s salary and annual non-equity incentive compensation as well.
The CEO reviews the performance of other executive officers, including the other Named Executive Officers, and makes recommendations to the Committee with respect to their annual salary adjustments, annual cash incentive opportunities and payments, and grants of long-term incentive awards. The Committee approves the compensation of these executives after considering the CEO’s input and recommendations and its own judgment of each executive’s performance during the period. Due to the CEO transition during the year, for 2014 pay decisions, Mr. Trumbull and Mr. Sengstack each provided relevant input related to individual performance and made pay recommendations for the other Named Executive Officers.
The Committee and the CEO also review the financial metrics to be used to measure the performance of the Company and its business units, taking into account the strategic goals of the Company. For this purpose, Mr. Trumbull and Mr. Sengstack each provided information and commentary relevant to the Committee’s review and ultimate determination. The CEO also describes the individual strategic initiatives he sets for each executive for the fiscal year. In 2014, Mr. Sengstack assisted Mr. Trumbull in setting these initiatives. The Board set the strategic individual initiatives for Mr. Trumbull and Mr. Sengstack.
Although the CEO regularly attends Committee meetings, he is present only by invitation of the Committee and has no independent right to attend such meetings. In fiscal 2014, as part of the planned leadership transition, both Mr. Trumbull and Mr. Sengstack attended all of the regular meetings of the Committee but did not participate in any of the executive sessions.

Role of Compensation Consultant and Advisers in Compensation Decisions
The Committee utilizes the Company’s Human Resources department and has the authority under its charter to engage the services of outside consultants to assist the Committee. In accordance with this authority, the Committee has engaged the services of Meridian Compensation Partners, LLC (“Meridian”), an independent executive compensation consulting firm, to conduct reviews of its total compensation program for executive officers and to provide advice to the Committee in the design and implementation of its executive compensation program. Pursuant to its charter and NASDAQ listing standards, the Committee regularly reviews Meridian’s independence relative to key factors, including whether: (i) Meridian provides any other services to the Company; (ii) the amount of fees paid to Meridian relative to the total revenue of the firm; (iii) policies in place to prevent conflicts of interest; (iv) any personal or business relationships with members of the Committee; (v) ownership of Company stock; and (vi) any personal or business relationships with executive officers.
A representative from Meridian is invited by the Committee to attend the relevant portions of its meetings. During 2014, Meridian participated in six of the seven Committee meetings in person or by telephone. In the course of fulfilling its consulting responsibilities, representatives of Meridian frequently communicate with the Chairman of the Committee outside of regular Committee meetings. A representative of Meridian meets with the Committee in executive session at most meetings. Meridian also meets with management from time to time to exchange information and to review proposals that management may present to the Committee.
A representative from the law firm of Schiff Hardin LLP is also invited to attend the Committee meetings. The Committee regularly reviews the independence of Schiff Hardin LLP based on the same factors that it applies to its analysis of Meridian’s independence.
Peer Group Benchmarking
For 2014, the Committee reviewed the 2013 peer group to ensure that all included companies continued to be relevant comparators. As part of this process, the Committee considered revenue size and industry, as well as companies that compete with the Company for executive talent. Based on this review, the following five companies were removed from the peer group solely as a result of being merged/acquired: Ameron International Corporation; Ceradyne, Inc.; Global Industries, Ltd.; Robbins & Myers, Inc.; and Sauer-Danfoss, Inc. As a result, the Committee approved the 27-company peer group listed below (the “2014 Peer Group”) for purposes of updating the executive pay study in late 2013 to assist in 2014 pay decisions. (This group was the same as the 2013 peer group, with the five deletions noted above). The companies in the 2014 Peer Group are primarily engaged in manufacturing, are publicly traded and had annual 2012 fiscal year revenue between $320 million and $3.03 billion. Due to the differences in size among the companies in the 2014 Peer Group, Meridian used a form of regression analysis to adjust the survey results based on Company revenue as compared to revenue of other companies in the 2014 Peer Group and each executive’s level of responsibility as compared to executives in comparable positions in the 2014 Peer Group.

AMCOL International Corporation	GrafTech International Ltd.	Otter Tail Corporation
Badger Meter, Inc.	H&E Equipment Services, Inc.	Pike Electric Corporation
Clean Harbors, Inc.	IDEX Corporation	Simpson Manufacturing Co., Inc.
Crane Co.	Kaman Corporation	Tecumseh Products Company
Curtiss-Wright Corporation	Matthews International Corporation	Valmont Industries, Inc.
Eagle Materials Inc.	Mueller Water Products, Inc.	Waste Connections, Inc.
ESCO Technologies Inc.	Neenah Paper, Inc.	Waters Corporation
Esterline Technologies Corporation	Nordson Corporation	Watts Water Technologies, Inc.
Graco Inc.	Orbital Sciences Corporation	Woodward, Inc.

Setting Executive Compensation

In General

The Company compensates its executives through programs that emphasize performance-based compensation. For the executive officers, including the Named Executive Officers, the compensation package for 2014 included base salary, an annual cash incentive opportunity and an annual long-term incentive opportunity in the form of stock options, performance share units, and restricted stock (or in some instances, restricted stock units). Base salary is intended to provide a certain level of fixed compensation commensurate with an executive’s position, responsibilities and contributions to the Company. The Company has structured annual and long-term incentive compensation to motivate executives to achieve the strategic objectives set by the CEO and the Board, to tie executives’ long-term interests to those of the Company’s shareholders, to reward the executives for achieving such goals, and to provide a retention incentive.
The mix of compensation among base salary, annual bonus opportunity and long-term incentives is a result of the targeted pay objective for each component of pay. This approach results in a significant portion of the compensation of those senior management members having the greatest ability to influence the Company’s performance being performance based, which the Committee believes is appropriate. Additionally, after setting each separate component of pay, the Committee reviews the total compensation package of each Named Executive Officer to assess the level of total target compensation opportunity provided in relation to the competitive range of market practice and may make adjustments to one or more components of pay based on this assessment.
In December 2013, Meridian provided the Committee with a pay study to be used in connection with 2014 pay decisions. The pay study included 2013 compensation data for the companies in the 2014 Peer Group, with cash data “aged” to reflect expected 2014 compensation levels for the 2014 Peer Group. In February 2014, the Committee set the specific components of the compensation of the Named Executive Officers, with the overall goal of providing compensation opportunities at levels generally competitive with the 2014 pay study. Total targeted compensation for 2014 for the Named Executive Officers (excluding Mr. Trumbull) was, on an aggregate basis, 12.3% below the targeted level of total compensation in the 2014 pay study for similar executive positions.
Mr. Trumbull’s Compensation

Due to Mr. Trumbull’s planned mid-year retirement, the Committee and Board took a different approach in determining his compensation and set a total compensation package intended to cover Mr. Trumbull’s service as CEO through May 2, 2014, his transitional consulting services following his retirement through the end of 2014 and his service as Non-Executive Chairman through the 2015 Annual Meeting.

•	Mr. Trumbull’s salary through May 2, 2014 did not increase and remained at the same level as his 2013 salary rate.

•
Mr. Trumbull was paid $218,000 for his consulting services (which included mentoring and advising the CEO, as appropriate, and advising and supporting implementation of key strategic initiatives) from the date of his retirement through December 31, 2014.  He also received the $60,000 non-employee director annual retainer and an additional retainer of $125,000  for his service as Non-Executive Chairman through the 2015 Annual Meeting.  The levels of consulting and retainer fees were based on data provided by Meridian for similar transition situations, as well as the Board and Committee’s assessment of Mr. Trumbull’s expected duties and responsibilities during the transition period.

•
Mr. Trumbull was granted a 2014 target bonus opportunity under the Annual Bonus Plan equal to $592,500, which was intended to represent 100% of the cash compensation to be paid to Mr. Trumbull (i.e., salary, consulting fees and a pro rata portion of his director retainer fees).  This targeted percentage was consistent with Mr. Trumbull’s target bonus percentage in prior years, which equaled 100% of his base salary.

•
The Committee granted Mr. Trumbull a long-term incentive award that consisted entirely of restricted stock units valued at $1,800,000.  The award, which vests at the 2015 Annual Meeting, was intended to cover his tenure as CEO and Non-Executive Chairman and to make Mr. Trumbull whole for the lost value of his pension plan benefits that resulted from his agreement to extend his retirement date from 2013 to mid-2014 (the lost value is due to the change in actuarial factors used to calculate the benefit in 2013 vs. 2014, as required by the Internal Revenue Service and the Plan). The Committee determined that time-based restricted stock was more appropriate than a performance-based equity award because (i) the award was intended to serve as a retention vehicle, (ii) as a make-up for the lost pension benefits that were already fully earned, the award should not be subject to performance conditions and (iii) time-based stock is a more prevalent form of equity award for non-employee directors.

The following table relates the 2014 total targeted compensation (the sum of base salary, target annual bonus opportunity and long-term incentives) for the Named Executive Officers to total targeted compensation for similar positions in the 2014 Peer Group, using targets of the 50th percentile for base salary and the 65th percentile for annual bonus opportunity and long-term incentives:

Named Executive Officer	2014 Targeted Total Compensation(1) ($)	Percentage Points Above or Below the Targeted Total Compensation in Peer Group
R. Scott Trumbull	N.A.	N.A.
Gregg C. Sengstack(2)	2,529,750	(22.9)%
John J. Haines	1,133,844	(8.6)%
Robert J. Stone	1,055,844	(3.6)%
DeLancey W. Davis	914,925	(5.7)%
Donald P. Kenney	688,750	9.9%

(1)	Based on annualized base salary rates plus target annual bonus opportunity (based on salary targeted to be paid for 2014) and economic value of long-term incentives.

(2)
The positioning of Mr. Sengstack’s targeted total compensation to that of CEOs in the 2014 Peer Group is the result of (i) having four months of targeted compensation at the COO level prior to his promotion on May 2, 2014, and (ii) the Committee’s determination to bring his targeted compensation opportunity to a competitive level for similarly situated CEOs in the 2014 Peer Group over a period of time rather than as an immediate increase in 2014.

The following sections discuss the individual elements of the Company’s compensation program, including any changes made for fiscal 2014.
Base Salary
The Company pays its executives annual salaries, which provide a degree of financial stability and are intended to reflect the competitive marketplace and help attract and retain quality executives. In determining 2014 base salary for each executive, the Committee took into account the targeted annual salary objective for the position based on the results of the pay study for 2014 and assessed the responsibilities associated with the position, individual contribution and performance, skill set, prior experience, and external pressures to attract and retain talent. In the case of Mr. Sengstack, the Committee considered his promotion to CEO on May 2, 2014 and determined to increase his base salary to a competitive level for similarly situated CEOs in the 2014 Peer Group over a period of time rather than as an immediate increase in 2014.
Based on these factors, the Committee made the base salary adjustments shown in the table below for the Named Executive Officers. Base salary adjustments were effective for all Named Executive Officers (other than Mr. Sengstack) as of June 1, 2014. Mr. Sengstack’s base salary adjustment was effective on May 2, 2014 upon his promotion to CEO. The table also shows the relationship of the resulting salaries to the 50th percentile of salaries paid to executives in comparable positions in the 2014 Peer Group. Based on the pay study, the resulting base salaries of the Named Executive Officers (other than Mr. Trumbull) were, on an aggregate basis, 6.8% below the 50th percentile of salaries paid to executives in comparable positions at the companies in the 2014 Peer Group, principally as a result of the Committee’s determination to increase Mr. Sengstack’s base salary over a period of time rather than immediately upon promotion.

Named Executive Officer	2013 Base Salary Rate(1)($)	2014 Base Salary Rate(2)($)	% Change	Percentage Points Above or Below 50th Percentile (2014 Base Salary)
R. Scott Trumbull	727,500	727,500	--	N.A.
Gregg C. Sengstack	425,000	650,000	52.9%	(14.3)%
John J. Haines	345,000	355,500	3.0%	(10.6)%
Robert J. Stone	345,000	355,500	3.0%	(3.3)%
DeLancey W. Davis	315,000	331,000	5.1%	(3.7)%
Donald P. Kenney	288,000	297,000	3.1%	11.3%

(1)	All 2013 base salary increases were effective June 1, 2013.

(2)
All 2014 base salary increases (except for Mr. Sengstack) were effective June 1, 2014; Mr. Sengstack’s base salary increase was effective May 2, 2014. Mr. Trumbull did not receive a salary increase due to his scheduled retirement.

Annual Cash Incentive Award

The executive officers of the Company are eligible to participate in the Executive Officer Annual Incentive Cash Bonus Program (the “Annual Bonus Plan”). The Annual Bonus Plan, which works in conjunction with the Management Incentive Plan (“MIP”), is designed to motivate and reward participants for achieving or exceeding financial goals that support the overall business objectives and strategic direction of the Company.
Under the MIP, the Committee sets a performance-based ceiling on the bonuses paid under the Annual Bonus Plan so that they meet the deductibility requirements of Section 162(m) of the Internal Revenue Code. For 2014, the MIP covered Messrs. Sengstack, Stone and Davis (Mr. Haines is not subject to Code Section 162(m) because he is CFO, and Mr. Trumbull was not subject to Code Section 162(m) with respect to the 2014 bonus because it was paid to him when he was no longer an employee). The MIP did not cover Mr. Kenney because he was not holding an executive officer position at the time the MIP allocations were made. The Committee established Company operating income before restructuring charges as a performance goal under the MIP and a bonus pool equal to 15% of operating income, with each Named Executive Officer eligible for a bonus opportunity stated as a percentage of the bonus pool as follows:

Named Executive Officer	% of Bonus Pool(1)
Gregg C. Sengstack	40%
Robert J. Stone	20%
DeLancey W. Davis	20%
(1) One other participant who is not a Named Executive Officer was allocated 20% of the bonus pool.

As discussed below, the Committee also established performance criteria for each participant pursuant to the Annual Bonus Plan and exercised its negative discretion to adjust the bonus pool amounts on the basis of achievement of the Annual Bonus Plan criteria.
The table below shows the target annual bonus opportunities for each of the Named Executive Officers for 2014 and the relationship of the target opportunity to the 65th percentile of executives in comparable positions in the 2014 Peer Group. Target amounts for the Named Executive Officers are based on their respective target bonus percentage multiplied by the amount of base salary targeted to be paid to the executive for the year (taking into account salary increases effective as of June 1, 2014 or May 2, 2014, in the case of Mr. Sengstack). Based on the pay study for 2014, the target level of annual bonus opportunity for the Named Executive Officers (excluding Mr. Trumbull) was, on an aggregate basis, 5.4% below the 65th percentile of the annual bonus opportunity for executives in comparable positions in the 2014 Peer Group.

Named Executive Officer	2014 Target Bonus Opportunity (as a % of Base Salary)	2014 Target Bonus Opportunity ($)	Percentage Points Above or Below 65th Percentile Target Opportunity (2013)
R. Scott Trumbull	N.A.	592,500	N.A.
Gregg C. Sengstack	85%/100%(1)	553,750	(23.7)%
John J. Haines	75%	263,344	(0.2)%
Robert J. Stone	75%	263,344	12.3%
DeLancey W. Davis	67.5%	218,925	(3.2)%
Donald P. Kenney	60%/67.5%(2)	190,750	37.7%

(1)	Mr. Sengstack’s target bonus opportunity was 85% of base salary to May 2, 2014 and 100% of base salary for the remainder of fiscal
2014. The competitive positioning of his targeted bonus opportunity reflects the Committee’s determination to bring his base salary to a competitive level for similarly situated CEOs in the 2014 Peer Group over a period of time rather than as an immediate increase in 2014.

(2)	Mr. Kenney’s target bonus opportunity was 60% of base salary to May 2, 2014 and 67.5% of base salary for the remainder of the fiscal
2014.

In the first quarter of 2014, the Committee approved financial performance targets to be used under the Annual Bonus Plan for 2014. The corporate-wide financial performance targets for the Named Executive Officers were return on invested capital (ROIC) and earnings per share (EPS). The Committee selected ROIC due to the belief that it is a primary and consistent measure that many of the Company’s shareholders use to evaluate performance and compare the Company to its peer group. The Committee also believes that EPS is an important indicator of profitability that aligns the interests of the executive officers with those of the Company’s shareholders. In addition, the CFO had a portion of his target annual bonus based on fixed cost management. For the business unit leaders, financial performance targets for 2014 also included operating income after non-GAAP adjustments (Operating Income) for the relevant business units.
These corporate metrics were the same as those used in 2013, except the Committee (i) eliminated the individual strategic goal component which previously accounted for 10% of the target bonus opportunity and (ii) eliminated inventory turns as a performance measure for Messrs. Stone, Davis, and Kenney, which further concentrated the focus on other corporate financial goals in 2014 while the Company implemented certain key strategic initiatives. While the Committee continues to set individual goals for executives and assess their achievement for purposes of merit increases and promotions, individual performance will not impact the annual bonus outside of extraordinary circumstances.
With respect to each performance measure, the Committee set a threshold level of performance, below which, no bonus is earned for that performance measure. For each of the financial-based measures, the performance threshold was set at 80% of the target performance level. Payouts for threshold level performance were set at 33% of target. For every 1% by which performance exceeds the threshold level, the actual payout level increases 3.35% up to the target level (i.e., 100% of target payout), and for every 1% by which performance exceeds the target level, up to 120% of the target, the actual payout increases 5% up to the maximum performance level (i.e., 200% of target payout).
The performance measures, and the relative percentage of the 2014 target bonus opportunity assigned to each performance measure, were as follows:

Performance Measure	R. Scott Trumbull	Gregg C. Sengstack	John J. Haines	Robert J. Stone	DeLancey W. Davis	Donald P. Kenney
ROIC	50%	50%	45%	30%	30%	30%
EPS	50%	50%	45%	30%	30%	30%
Business Unit Operating Income	—	—	—	40%	40%	40%
Fixed Costs	—	—	10%	—	—	—

The chart below sets forth the threshold, target and maximum performance levels for 2014 and the actual level of attainment for ROIC, EPS, and fixed costs, and for all four performance goals, the percentage at which target was attained. The performance goals were established assuming the goals would be adjusted for certain discrete items. Accordingly, with the approval of the Committee, the following items were excluded in calculating ROIC and EPS: restructuring charges, which decreased operating income by $16.6 million and EPS by $.24; acquisition related expenses, which decreased operating income by $3.2 million and EPS by $.05; capitalized software expenses in connection with the replacement of certain IT and HR systems, which decreased operating income by $1.9 million and EPS by $.025; expenses related to CEO transition compensation, which decreased operating income by $2.5 million and EPS by $.033; and expenses related to resolution of a legal matter, which decreased operating income by $0.1 million and EPS by $.001. The “Actual” results shown in the table reflect these adjustments, where appropriate.
The Company does not publicly report Operating Income by business units below the operating segment level given the size of the business units as compared to its competitors and the potential for competitive harm. The Operating Income goals were set at the beginning of 2014 and the Committee believed at the time that it would require a high degree of execution of the 2014 business plan in order to attain these goals.

Performance Goal Achievement	Threshold	Target	Maximum	Actual	% of Attainment of Target
ROIC	14.72%	18.4%	22.08%	16.4%	89.1%
EPS ($)	1.49	1.86	2.23	1.76	94.6%
Business Unit Operating Income					80.0% to 113.1%
Fixed Costs (In millions $) - Haines	55.1	45.9	36.7	43.2	105.9%

A prorated percentage is paid for performance between the threshold and target levels (with a 3.35% payout increase for each 1% above threshold) and for performance between the target and maximum levels (with a 5% payout increase for each 1% above target). The percentage of attainment of target results for the business unit Operating Income goals represents the range of results for the various business units.
Mr. Sengstack determined the extent to which the other Named Executive Officers attained their individual strategic goals and the Committee, based on its review of Mr. Sengstack's assessment and his recommendation, that there were no extraordinary factors to consider with respect to the Committee's discretion to increase or decrease bonus awards by 20%; the Committee did not make any changes to the bonus payouts based on the corporate financial goals.
Based on the results summarized above, the following table sets forth the actual bonus payouts for each Named Executive Officer as a percentage of his target opportunity.

Executive	Payout Percentage (% of Target)
R. Scott Trumbull	72.8%
Gregg C. Sengstack	72.8%
John J. Haines	78.5%
Robert J. Stone	75.2%
DeLancey W. Davis	57%
Donald P. Kenney	109.9%

For additional information about the specific awards made to the Named Executive Officers for 2014 pursuant to the above criteria, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table on page 30.
Long-Term Incentive Compensation

The Committee grants equity incentives to its executive officers to more closely align the executives’ compensation with the return received by the Company’s shareholders, to offer an incentive for long-term performance, to provide a retention incentive, and to encourage stock ownership. The regular cycle long-term incentive awards to executive officers generally include a combination of performance share units, stock options and restricted stock/units. (Retirement eligible executives, including Messrs. Trumbull, Sengstack and Kenney, receive restricted stock units instead of restricted stock because, unlike restricted stock units, restricted stock grants to retirement eligible individuals result in the early recognition of income even though he has not actually retired and received the stock subject to awards.) Mr. Trumbull’s grant consisted entirely of restricted stock units due to his mid-year retirement. Because Mr. Kenney’s 2014 long-term incentive grant was made prior to his promotion on May 2, 2014 (at a time when he was not an executive officer of the Company), the award consisted of a combination of stock options (20% weighting) and restricted stock units (80% weighting).
LTI Award Target Values
In determining the size of equity grants made to the Named Executive Officers, the Committee uses the pay study provided by Meridian as a guide. The Committee then considers other important factors such as experience level and individual performance to approve the long-term incentive value to be granted to each Named Executive Officer.

•
The Committee took several factors into account in determining Mr. Trumbull’s equity award, including the 2014 Peer Group data for CEOs, the desire to have the award reflect his continued service as Non-Executive Chairman (he did not receive any separate equity grant made to other non-employee directors) and to include the lost value of his pension plan benefits due to his agreement to delay his retirement past 2013 (a 2013 retirement would have resulted in higher pension benefits due to the actuarial factors required to be used in each of 2013 and 2014 to calculate the value of the benefits).

•
Mr. Sengstack’s fiscal 2014 long-term incentive award was delivered in two grant cycles. The first award was granted on March 4, 2014 in connection with the normal annual grant cycle, when fiscal 2014 awards were made to all other participants, including the other Named Executive Officers. The grant value of this first award was intended to represent a competitive grant based on his position of COO at that time. A second long-term incentive award was granted on May 6, 2014 in connection with his promotion to CEO, and was intended to provide a total fiscal 2014 grant value (including the value of the first award) reflective of his new position. Taking both grants into account, Mr. Sengstack’s positioning compared to peer company CEO data is significantly below market, but reflects the Committee’s decision to bring his long term compensation opportunity to a competitive level over a period of time rather than an immediate increase in 2014.

Based on the pay study for 2014, total targeted long-term incentive compensation to the Named Executive Officers (excluding Mr. Trumbull) for 2014 was, on an aggregate basis, 18.8% below the targeted level of long-term incentive compensation for executives in comparable positions in the 2014 Peer Group.

The following table shows the relationship of the 2014 targeted economic value for the Named Executive Officers to the 65th percentile of targeted economic value of long-term incentives awarded to executives in comparable positions at the companies in the 2014 Peer Group.

Named Executive Officer	Targeted Economic Value for 2014($)	Percentage Points Above or Below 65th Percentile (2014)
R. Scott Trumbull	1,800,000	N.A.
Gregg C. Sengstack(1)	1,326,000	(26.2)%
John J. Haines	515,000	(11.1)%
Robert J. Stone	437,000	(11.4)%
DeLancey W. Davis	365,000	(11.8)%
Donald P. Kenney	201,000	9.1%
(1) Represents Mr. Sengstack’s grant on March 4, 2014 with a grant value of $658,000 plus his grant on May 6, 2014 (upon his promotion to CEO) with a grant value of $668,000.

LTI Award Mix
Based on a review of market data and input from Meridian, the Committee determined to deliver the targeted economic value of long-term incentives to the Named Executive Officers (with the exception of Mr. Trumbull and Mr. Kenney) as follows: 40% in the form of stock options; 30% in the form of restricted stock (or restricted stock units); and 30% in the form of performance share units. As discussed above, Mr. Trumbull’s grant consisted entirely of restricted stock units and Mr. Kenney’s grant consisted of 20% stock options and 80% restricted stock units because he had not been promoted to an executive officer position at the time of grant. All three long-term incentive vehicles are used to align the interests of the Named Executive Officers with those of shareholders. Stock options provide an element of risk to the executives in that value is created for the executive only when the stock price increases, while restricted stock and restricted stock units provide executives with outright value which supports their retention and helps manage the potential increased dilution that would result in using only options. Through the use of performance share units, the Committee can focus the executives on one or more select performance metrics deemed to be critical to driving Company performance and, in turn, increasing shareholder value.
Performance Share Units
The performance share units vest based solely on the aggregate change in the Company’s consolidated operating income (adjusted for certain non-recurring items) relative to the aggregate change in the consolidated operating income reported by companies in the S&P Small Cap 600® Industrials Index (adjusted for non-recurring items) over the three-year performance period. For performance share units granted in 2014, the applicable performance period is January 3, 2014 through December 31, 2016. The Committee believes that operating income is a relevant benchmark to gauge Company performance over time against a broad index of similarly situated manufacturing firms.
For the 2014 grant cycle, change in adjusted operating income will be measured against the 2013 base year and aggregated for the entire three-year performance period. The cumulative percentage growth of the Company’s adjusted operating income over the performance period will be compared to the cumulative percentage growth in adjusted operating income for the companies in the S&P Small Cap 600® Industrials Index over the performance period. Performance share units will be earned based on the following:

Performance Level (1)	Aggregate % Change for Company Relative to Aggregate Change for S&P 600 Index	Number of Performance Share Units Earned (as a % of Target)
Below Threshold	<75%	0%
Threshold	75%	50%
Target	100%	100%
Maximum	125% (or more)	200%
(1) Performance between threshold and target, and target and maximum will be interpolated on a straight-line basis.
Earned performance share units will be paid out in shares of Company stock. Any dividends declared during the performance period will accrue and be paid out in cash at the end of the performance period based on the number of performance share units actually earned.
For additional information about the material terms of these awards, see the narrative disclosure under the Summary Compensation Table.
LTI Award Grant Practices
Equity grants are typically made on an annual basis at the Committee’s meeting following the public release of the Company’s fiscal year-end results. Stock options are valued as of the date of grant using a modified Black-Scholes methodology. They have an exercise price equal to 100% of the fair market value of the Company’s common stock on the date of grant and vest over four years, at 25% per year. Restricted stock, restricted stock units and performance share units are valued based on the closing price of the Company’s stock on the date of grant. The restricted stock and restricted stock units generally vest 100% on the fourth anniversary of the grant date. Performance share units are earned based on the level of performance attainment against the pre-established operating income goal (relative to the S&P Small Cap 600® Industrials Index) set by the Committee over a three-year performance period.
Retirement and Consulting Agreement with Mr. Trumbull
Effective May 2, 2014, Mr. Trumbull retired as Chief Executive Officer and assumed the role of Non-Executive Chairman of the Board. In connection with his retirement, Mr. Trumbull entered into a Retirement and Consulting Agreement. The Committee concluded, based on a detailed review of market practice and the strategic direction of the Company, that entering into this type of agreement with Mr. Trumbull would provide for a more successful transition.
Under the terms of the Agreement, Mr. Trumbull will serve as Non-Executive Chairman of the Board beginning on his retirement date and continuing through the 2015 Annual Meeting of Shareholders. For such Board service, Mr. Trumbull receives (i) an annual non-employee director retainer of $60,000, and (ii) an additional retainer of $125,000 for services as the Non-Executive Chairman. As discussed above, because Mr. Trumbull's 2014 long-term equity grant was intended to compensate him in part for his continued service as Non-Executive Chairman, as well as, to make up the lost value of his pension benefit, he did not receive the equity grant typically awarded to non-employee directors. In addition, from his retirement date through December 31, 2014, Mr. Trumbull provided to the Company certain consulting services for which he received (i) $218,000, (ii) continued participation in the Annual Bonus Plan for 2014, with a target bonus opportunity equal to $592,500 (which was intended to represent 100% of the cash compensation to be paid to Mr. Trumbull (i.e., salary, consulting fees and a pro rata portion of his director retainer fees), and (iii) reimbursement for any reasonable expenses incurred by him in the performance of his consulting services.
Under the terms of the award agreements, Mr. Trumbull’s stock options fully vested on his retirement date and continue to be exercisable for the remainder of their terms. His other equity awards continue to vest while he remains on the Board. Upon his retirement as a director, he will fully vest in his restricted stock units and he will vest in a pro rata amount of his performance share units, as adjusted, based on actual performance for the performance period ending January 2, 2016.
Stock Ownership Guidelines
The Company’s stock ownership guidelines for its executives require executives to maintain direct ownership in the Company’s common stock in amounts as follows:

•	CEO: six times annual base salary;

•	Senior Vice Presidents: three times annual base salary; and

•	Corporate Vice Presidents: one times annual base salary.

Executives have five years from the date appointed to their position to comply with these guidelines. Stock options do not count toward these guidelines. All shares held directly or beneficially, including shares of restricted stock, restricted stock units, shares of stock acquired upon exercise of stock options and shares credited under the Retirement Program count toward these guidelines. Performance share units do not count toward these guidelines until, and only to the extent, they are settled in actual shares. Until an executive attains the requisite stock ownership, the executive must retain 50% of all shares acquired under the Company’s compensation plans. As of the end of 2014, all Named Executive Officers met their respective stock ownership requirements.
Incentive Compensation Recoupment Policy

In 2013, the Board of Directors adopted an Incentive Compensation Recoupment Policy. The Policy permits the Board to recoup from executive cash or equity-based compensation granted on or after January 1, 2014, in the event that the executive engages in misconduct that results in a restatement of the Company’s financial statements or a material loss or damage to the Company. Recoupment covers any incentive compensation that is awarded or paid or that vests within 36 months following the occurrence of the misconduct. Misconduct includes an act of fraud, dishonesty or recklessness, the material breach of a fiduciary duty, a knowing material violation of a Company policy, or a knowing material violation of a confidentiality, non-solicitation or non-competition covenant.

Retirement Plans

The Company has various retirement plans in which certain of the Named Executive Officers currently participate. These plans reflect a redesign of the Company’s retirement program in 2011, which was undertaken to increase standardization of retirement plans among salaried U.S. employees and to reduce funding volatility while retaining a competitive retirement program to attract and retain qualified employees. The redesign includes the transition from defined benefit pension plans to defined contribution pension plans and increases to the benefits provided under the defined contribution plans.

Pension Plan

Basic Retirement Portion

The Basic Retirement portion of the Pension Plan generally covers employees in the U.S. A participant retiring at age 65 is eligible to receive a monthly single life annuity equal to his credited service times a flat dollar amount ($25 for most U.S. salaried employees). Participants age 55 or older with 10 years of vesting service may retire prior to age 65 with a reduced benefit. Participants who were younger than 50 as of December 31, 2011 (which include Messrs. Stone and Davis) stopped accruing benefits as of such date, and participants 50 or older as of such date (which include Messrs. Trumbull, Sengstack and Kenney) will accrue benefits until December 31, 2016. Mr. Haines is not eligible to participate in this portion of the Pension Plan because he was hired after February 21, 2006 when it was closed to all new salaried employees.

Cash Balance Portion

The Cash Balance portion of the Pension Plan covers most salaried employees in the U.S. All participants stopped accruing benefits as of December 31, 2011. At termination of employment a participant is eligible to receive the amount credited to his account or a monthly single life annuity based on the amount credited to his account. The account consists of: (i) an opening balance for a participant at December 31, 1999 equal to the present value of the participant’s accrued benefit earned at December 31, 1999 under the applicable prior pension plan; (ii) annual Company contributions through 2011 ranging from 3% to 12% of a participant’s compensation and transitional credits for certain participants from 2000-2004 equal to 6% of compensation; and (iii) interest credits, which continue until distribution of the account based on the 30-year Treasury rate (subject to a minimum of 4.5%). All Named Executive Officers participated in the Cash Balance portion.
Pension Restoration Plan

In order to provide eligible executives with the portion of their retirement benefits that cannot be paid under the tax-qualified Pension Plan due to IRS limits on compensation, the Company maintains the Pension Restoration Plan. All participants other than Messrs. Trumbull and Sengstack (which include Messrs. Haines, Stone and Davis) stopped accruing benefits as of December 31, 2011, and effective as of January 1, 2012, their benefits were transferred to the Supplemental Retirement and Deferred Compensation Plan. Mr. Kenney does not participate in the Pension Restoration Plan because it was frozen before he became an executive officer.

Retirement Program

The Retirement Program is a tax-qualified 401(k) plan that covers all U.S. employees, including the Named Executive Officers. A participant can elect to defer 1-50% of his compensation on a pre-tax basis, up to a maximum in 2014 of $17,500, or $23,000 if age 50 or over, and the Company will make a matching contribution equal to 100% of the first 2% of the participant’s deferral contributions plus 50% of the next 3% of the participant’s deferral contributions, for a total of 3.5% of the participant’s compensation.
Beginning in 2012, the Company also makes annual service-based contributions to most participants, ranging from 3% to 9% of a participant’s compensation, depending on his or her years of service with the Company (3% in the case of hourly employees). The service-based contribution generally is made to all employees, other than hourly employees who still accrue benefits under the Basic Retirement portion of the Pension Plan. Compensation taken into account under the Retirement Program is limited by the Internal Revenue Code (the limit for 2014 was $260,000). The Retirement Program also holds employees’ accounts that were held in the Company’s Employee Stock Ownership Plan, which was merged into the Retirement Program in 2010.
Supplemental Retirement and Deferred Compensation Plan

The Company maintains the Supplemental Retirement and Deferred Compensation Plan (the “Supplemental Retirement Plan”), which provides an additional benefit to attract and retain key executives. The Supplemental Retirement Plan permits executive officers of the Company to elect each year to defer up to 90% of their bonus awards and up to 50% of their salary. Deferred amounts are credited to a bookkeeping account maintained on behalf of the participant.
The Company provides two types of contributions under the Supplemental Retirement Plan to executives other than Mr. Trumbull and Mr. Sengstack, who continued to participate in the Pension Restoration Plan. These contributions include: (i) the portion of the service-based contribution that could not be made under the Retirement Program due to IRS limitations; and (ii) a supplemental contribution of 2% to 4% of a participant’s compensation depending on years of service.  In addition, participants who stopped accruing benefits under the Pension Restoration Plan had their benefit transferred to the Supplemental Retirement Plan as of January 1, 2012. A participant’s deferral account, service contribution account and transferred Pension Restoration Account are credited with earnings and losses based on the investment funds made available under the Plan. Earnings on the supplemental contribution account will follow the methodology used in the now-frozen Cash Balance Plan, which credits earnings based on the 30-year Treasury rate, but not less than 4.5%.
A participant’s accounts under the Supplemental Retirement Plan generally will be distributed to him in the seventh month following termination of employment. No Named Executive Officer other than Mr. Sengstack elected to contribute to the Supplemental Retirement Plan in 2014, although Messrs. Haines, Stone, Davis and Kenney received Company contributions.
Perquisites, Other Personal Benefits, and Other Compensation

The Company does not provide the Named Executive Officers with perquisites or other personal benefits such as Company vehicles, club memberships, financial planning assistance, or tax preparation. The Company offers an executive annual physical program which is available to the Named Executive Officers. The Named Executive Officers receive a Medicare tax reimbursement relating to the annual increase in the Pension Restoration Plan benefit (in the case of Messrs. Trumbull and Sengstack) and the annual Company contributions in the Supplemental Retirement Plan (in the case of Messrs. Haines, Stone, Davis and Kenney).
Employment Agreements

The Company has employment agreements with Messrs. Trumbull, Haines and Sengstack (Mr. Trumbull’s agreement expired upon his retirement on May 2, 2014).
The agreements are three-year agreements, which automatically extend for an additional year unless either party gives notice not to renew. The agreements provide the following:

•
If the agreement is not renewed by the Company, and the executive terminates his employment, the executive is entitled to a payment equal to 12 months of salary and the target bonus, a bonus prorated for the time of employment in the current year, continued participation in the Company’s health and welfare plans for 12 months, a lump sum payment equal to the additional benefits that would have accrued under the Company’s retirement plans for 12 months, and immediate vesting of all stock options and pro rata vesting of restricted stock, restricted stock units and performance share units (based on actual performance).

•
If the executive’s employment is terminated prior to a change in control without cause by the Company or for good reason by the executive (as defined in the agreements), the executive is entitled to the same benefits as described above, except that Messrs. Trumbull and Sengstack are entitled to severance based on 18 months of continued salary, 1-1/2 times the target bonus, and 18 months of health and welfare plan coverage and retirement plan payment.

•
If the executive’s employment is terminated without cause by the Company or for good reason by the executive within two years following a change in control of the Company, the executive is entitled to receive a payment equal to 36 months of continued salary, three times the target bonus (24 months of salary and two times bonus for Mr. Haines), a bonus prorated for the time of employment in the current year, continued participation in the Company’s health and welfare plans for 36 months (24 for Mr. Haines) and a lump sum payment equal to the additional benefits that would have been accrued under the Company’s retirement plans (other than the Pension Restoration Plan) for 36 months (24 months for Mr. Haines), and immediate vesting and cash-out of outstanding options and vesting of restricted stock, restricted stock units and performance share units (at target level). With respect to any 280G excise tax, each executive can elect to either (i) receive the full amount of severance benefits and be responsible for paying any excise tax or (ii) receive severance benefits that are reduced to the maximum amount that can be paid without triggering the excise tax.

•
Any pro rata bonus is determined by using the executive’s actual bonus for the past year, except that any pro rata bonus payable to Mr. Trumbull or Mr. Haines because of a termination prior to a change in control would be determined with reference to the bonus otherwise payable to him had he continued to be employed for the full year in which employment terminated. Under his agreement, Mr. Trumbull’s five years of service on the Board of Directors prior to becoming CEO is included as service with the Company for purposes of vesting and benefit accrual under the Company’s Pension Restoration Plan.

The employment agreements contain a restrictive covenant that prohibits the executives from competing with the Company and soliciting the Company’s customers and employees for 24 months following termination.

Employment Security Agreements

The Company has entered into employment security agreements (“ESAs”) with Messrs. Stone, Davis and Kenney, as well as certain other executives that provide benefits upon a change in control of the Company, in order to extend these benefits to some executives who are not party to employment agreements.
Each ESA provides that if within two years after a change in control the Company terminates the executive’s employment for any reason other than cause, or the executive terminates his employment with the Company for good reason (as defined in the ESA), the executive is entitled to the following:

•
A lump sum payment equal to the sum of two times the executive’s base salary, a pro rata portion of the executive’s target bonus for the current year (based on the termination date), and two times the executive’s target bonus for the current year;

•
A lump sum payment equal to the increase in benefits under the Company’s tax-qualified and supplemental retirement plans that results from crediting the executive with additional service for 24 months;

•	Immediate vesting of all stock-based awards and deemed satisfaction of performance goals at target levels;

•	Continued coverage under the Company’s health and welfare plans for 24 months following termination; and

•	12 months of executive outplacement services (not to exceed $50,000) with a professional outplacement firm selected by the Company.

The ESAs contain a restrictive covenant that prohibits the executive from soliciting employees of the Company for 18 months following termination.
The Company determined that these agreements serve the Company’s goal of attracting and retaining key executives. By providing these agreements the executives are able to remain focused on the best interests of the shareholders in the event of a potential change-in-control situation. Additionally, these agreements provide benefits which strive to retain the executives during a transitional period.
Confidentiality and Non-Compete Agreements

Each Named Executive Officer has signed a confidentiality and non-compete agreement with the Company. Under this agreement, they agree to maintain all confidential information of the Company, and for a period of 18 months after termination of employment from the Company they agree not to, directly or indirectly, participate in the design, development, manufacture, or distribution of electrical submersible motors or related products in competition with the Company. These agreements are in addition to the restrictive covenants set forth in the employment agreements and ESAs.
Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code limits the deductibility for federal income tax purposes of executive compensation paid to the CEO and the three other most highly compensated officers other than the chief financial officer of a public company to $1,000,000 per year, but contains an exception for certain performance-based compensation. While base salary, time-based restricted stock and restricted stock units, by their nature, do not qualify as performance-based compensation under Section 162(m), the Committee has structured the annual cash incentive awards under the Annual Bonus Plan and the grant of stock options to qualify as performance-based compensation under Section 162(m). Although the Committee attempts to establish and maintain compensation programs that optimize the tax deductibility of compensation, the Committee retains discretion to authorize payment of compensation that may not be fully tax deductible when it believes this would be in the best interests of the Company. For 2014, the Company expects that all of the compensation paid in 2014 will be deductible by the Company for federal income tax purposes.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth compensation information for the Company’s Chief Executive Officer, Chief Financial Officer and the three other most highly compensated executive officers (Named Executive Officer s") for the fiscal years ended January 3, 2015, December 28, 2013 and December 29, 2012.

Name and Principal Position(1)	Year	Salary ($)(2)	Stock Awards ($)(3)	Option Awards ($)(4)	Non-Equity Incentive Plan Compensation ($)(5)	Change in Pension Value & Nonqualified Deferred Compensation Earnings ($)(6)	All Other Compensation ($)(7)	Total ($)
R. Scott Trumbull, Chairman of the Board	2014	323,421	1,799,989	—	431,222	407,719	368,668	3,331,019
	2013	716,043	995,938	630,894	859,108	1,859,258	71,753	5,132,994
	2012	689,594	673,262	741,049	963,846	1,213,018	70,676	4,351,445
Gregg C. Sengstack, President & CEO	2014	574,138	795,566	571,311	402,223	900,408	40,225	3,283,871
	2013	419,589	394,784	250,086	394,078	441,607	61,157	1,961,301
	2012	407,005	257,768	283,709	461,340	565,444	24,907	2,000,173
John J. Haines VP, CFO & Secretary	2014	351,137	309,034	212,314	206,609	4,852	55,838	1,139,784
	2013	338,760	300,057	190,037	303,427	0	55,806	1,188,087
	2012	317,515	161,099	177,318	317,579	4,899	55,346	1,033,756
Robert J. Stone Senior VP and President, International Water Systems	2014	351,137	262,216	180,157	197,199	30,577	67,028	1,088,314
	2013	340,840	254,385	161,148	280,068	0	74,207	1,110,648
	2012	326,676	165,918	182,609	369,961	28,835	75,916	1,149,915
DeLancey W. Davis VP and President, North America Water Systems	2014	324,347	219,033	150,474	124,809	14,397	56,908	889,968
	2013	310,847	182,428	115,532	197,046	0	53,992	859,845
	2012	298,762	105,295	115,924	320,184	12,620	54,195	906,980
Donald P. Kenney VP and President, Energy Systems	2014	293,259	160,791	41,427	209,687	54,948	62,535	822,647

(1)	On May 2, 2014, Mr. Trumbull retired as CEO and Mr. Sengstack succeeded him. Prior to such date, Mr. Sengstack was President and COO.

(2)
Salary adjustments for 2014 were effective as of June 1, 2014, except that Mr. Sengstack's increase was effective May 2, 2014 in connection with his promotion, and Mr. Trumbull did not receive an increase due to his scheduled retirement.

(3)
These amounts represent the grant date fair value, computed in accordance with FASB Codification Topic 718, of the restricted stock and performance share unit awards granted in 2014 to the Named Executive Officers. Mr. Trumbull's grant consisted entirely of restricted stock. The value of the performance share units is based upon the probable outcome of the performance conditions. The grant date value of the performance shares in 2014, assuming the performance conditions were met at the maximum level, was: Mr. Trumbull: $0; Mr. Sengstack: $795,566; Mr. Haines: $309,034; Mr. Stone: $262,216; Mr. Davis: $219,033; and Mr. Kenney: $0. See Note 17 of the Company's Annual Report to Shareholders for the fiscal year ending January 3, 2015 for a complete description of the assumptions used for these valuations.

(4)
These amounts represent the grant date fair value, computed in accordance with FASB Codification Topic 718, of the stock options granted to the Named Executive Officers in 2014. See Note 17 of the Company's Annual Report to Shareholders for the fiscal year ending January 3, 2015 for a complete description of the assumptions used for these valuations.

(5)
These amounts represent the bonuses paid to the Named Executive Officers under the Company's performance-based Executive Officer Annual Incentive Cash Bonus Program. A description of this program can be found in the "Compensation Discussion and Analysis" section of this Proxy Statement.

(6)
These amounts represent the annual change in the present value of each Named Executive Officer's benefits under the Company's defined benefit pension plans, which calculations use the same assumptions required to be used for financial reporting purposes. Benefits under the pension plans were frozen as of December 31, 2011 for most participants, including Messrs. Haines, Stone and Davis.

(7)
These amounts for 2014 represent (i) Company contributions under the Retirement Program:  Mr. Trumbull: $22,100; Mr. Sengstack: $32,500; Mr. Haines: $19,500; Mr. Stone: $22,100; Mr. Davis: $22,100; and Mr. Kenney: $32,500; (ii) Company contributions under the Supplemental Retirement and Deferred Compensation Plan:  Mr. Haines: $35,420; Mr. Stone: $43,808; Mr. Davis: $33,926; and Mr. Kenney: $29,029; (iii) a Medicare tax reimbursement related to the non-qualified retirement plans:  Mr. Trumbull: $36,002; Mr. Sengstack: $7,659; Mr. Haines: $852; Mr. Stone: $1,054; Mr. Davis: $816; and Mr. Kenney: $940; and (iv) the Company's life insurance contributions of $66 for each Named Executive Officer. For Mr. Trumbull, the amount also includes the Company's payment pursuant to the terms of his Retirement and Consulting Agreement: $218,000 for consulting services from May 2, 2014 through December 31, 2014, and $92,500 for services as the Non-Executive Chairman of the Board.

Restricted Stock/Restricted Stock Unit/Performance Stock Unit Awards

The 2014 restricted awards granted on March 4, 2014 consisted of 41,599 restricted stock units awarded to Mr. Trumbull; 4,562 restricted stock units and 4,562 performance share units awarded to Mr. Sengstack; 3,571 restricted shares and 3,571 performance share units awarded to Mr. Haines; 3,030 restricted shares and 3,030 performance share units awarded to Mr. Stone; 2,531 restricted shares and 2,531 performance share units awarded to Mr. Davis; and 3,716 restricted stock units awarded to Mr. Kenney. In connection with his promotion to CEO, Mr. Sengstack received an additional grant on May 6, 2014 consisting of 5,290 restricted stock units and 5,290 performance share units.

The 2013 restricted awards consisted of 15,308 restricted stock units and 15,308 performance share units awarded to Mr. Trumbull; 6,068 restricted stock units and 6,068 performance share units awarded to Mr. Sengstack; 4,612 restricted shares and 4,612 performance share units awarded to Mr. Haines; 3,910 restricted shares and 3,910 performance share units awarded to Mr. Stone; and 2,804 restricted shares and 2,804 performance share units awarded to Mr. Davis.

The 2012 restricted awards consisted of 27,942 restricted stock units awarded to Mr. Trumbull; 10,698 restricted stock units awarded to Mr. Sengstack; 6,886 restricted shares awarded to Mr. Haines; 6,886 restricted shares awarded to Mr. Stone; and 4,370 restricted shares awarded to Mr. Davis.

Except as noted below, restricted stock and restricted stock unit awards vest on the fourth anniversary of the grant date (subject to accelerated pro rata vesting upon death, disability, or retirement and accelerated vesting on a change in control). Performance share units vest at the end of the three-year performance period ending December 31, 2016, depending on the level of achievement of the performance goals (subject to pro rata vesting at the end of the performance period upon death, disability or retirement and accelerated vesting at target level upon a change in control). In June 2012, the Committee revised the vesting schedule of the outstanding restricted stock awards for Messrs. Trumbull and Sengstack to better align vesting with the related tax consequences due to their retirement eligibility. Beginning with retirement eligibility age, they will vest in a pro rata portion of the award, then vest in another year's worth on each anniversary of the retirement eligibility age. Dividends are paid on restricted stock awards and dividend equivalents are paid on restricted stock unit awards. Dividend equivalents are paid on performance share unit awards only to the extent the awards vest.

In connection with Mr. Trumbull's retirement as CEO and continued service on the Board, his stock awards continue to vest. Upon his retirement as a director, he will fully vest in his then unvested restricted stock units and will vest in a pro rata amount of performance share units based on actual performance.

Option Awards

The March 4, 2014 stock option grants to the Named Executive Officers consisted of options for 17,555 shares to Mr. Sengstack; 13,740 shares to Mr. Haines; 11,659 shares to Mr. Stone; 9,738 shares to Mr. Davis; and 2,681 shares to Mr. Kenney. These grants had an exercise price of $43.27. In connection with his promotion to CEO, Mr. Sengstack received an additional option grant on May 6, 2014 for 22,050 shares, with an exercise price of $37.88.

The 2013 grants to the Named Executive Officers consisted of options for 54,990 shares to Mr. Trumbull; 21,798 shares to Mr. Sengstack; 16,564 shares to Mr. Haines; 14,046 shares to Mr. Stone; and 10,070 shares to Mr. Davis. These grants had an exercise price of $32.53.

The 2012 grants to the Named Executive Officers consisted of options for 90,480 shares to Mr. Trumbull; 34,640 shares to Mr. Sengstack; 21,650 shares to Mr. Haines; 22,296 shares to Mr. Stone; and 14,154 shares to Mr. Davis. These grants had an exercise price of $24.10.

All of the stock options granted in 2014, 2013 and 2012 vest over four years at 25% per year (subject to accelerated vesting upon death, disability, retirement or a change in control) and expire after ten years. Mr. Trumbull's unvested stock options fully vested on his retirement on May 2, 2014 and are exercisable for the remainder of their terms.

Change in Pension Value and Nonqualified Deferred Compensation Earnings

In connection with the redesign of the Company's retirement program, effective as of December 31, 2011, all Named Executive Officers other than Messrs. Trumbull, Sengstack, and Kenney stopped accruing benefits under the Pension Plan and/or the Pension Restoration Plan. Descriptions of these retirement plans, as in effect before and after December 31, 2011, and the level of participation by the Named Executive Officers, can be found in the 2014 Pension Benefits Table and accompanying narrative included in this Proxy Statement.

2014 Grant of Plan Based Awards Table

The following table sets forth the plan-based grants made during the fiscal year ended January 3, 2015.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Possible Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
R. Scott Trumbull	3/4/2014	474,000	592,500	1,185,000
	3/4/2014				—	—	—
	3/4/2014							41,599	—	N/A	1,799,989
Gregg C. Sengstack	3/4/2014	443,000	553,750	1,107,500
	3/4/2014				2,281	4,562	9,124
	3/4/2014							4,562	17,555	43.27	666,059
	5/6/2014				2,645	5,290	10,580
	5/6/2014							5,290	22,050	37.88	700,818
John J. Haines	3/4/2014	210,675	263,344	526,688
	3/4/2014				1,786	3,571	7,142
	3/4/2014							3,571	13,740	43.27	521,348
Robert J. Stone	3/4/2014	210,675	263,344	526,688
	3/4/2014				1,515	3,030	6,060
	3/4/2014							3,030	11,659	43.27	442,374
DeLancey W. Davis	3/4/2014	175,140	218,925	437,850
	3/4/2014				1,266	2,531	5,062
	3/4/2014							2,531	9,738	43.27	369,506
Donald P. Kenney	3/4/2014	152,600	190,750	381,500
	3/4/2014				—	—	—
	3/4/2014							3,716	2,681	43.27	202,219

(1)
The amounts in these columns reflect estimated possible payouts for 2014 and were established under the Executive Officer Annual Incentive Bonus Program. The estimated payouts shown in the Table were based on performance in 2014, which has now occurred. Thus, the amounts shown in “threshold”, “target”, and “maximum” columns reflect the range of potential payouts when the performance goals were set in early 2014. Actual amounts paid for 2014 are reflected in the Summary Compensation Table. A description of this program can be found in the “Compensation Discussion and Analysis” section of this Proxy Statement.

(2)
The amounts in these columns reflect the estimated possible payouts of shares of common stock that may be issued pursuant to the settlement of performance share units that were granted in 2014. Vesting occurs at the end of the three-year performance period (December 31, 2016), depending on the level of attainment of the performance goals. A pro rata portion is paid at the end of the performance period in the event of the executive's death, disability or retirement, and vesting is accelerated at target level upon a change in control. Dividend equivalents are paid to the extent the performance share units vest. A description of the performance share units can be found in the "Compensation, Discussion, and Analysis" section of this Proxy Statement.

(3)
Restricted stock units were granted to Messrs. Trumbull, Sengstack and Kenney because they are retirement eligible, and restricted stock was granted to Messrs. Haines, Stone and Davis. The awards vest four years from the grant date if they are still employed with the Company on such date. Vesting is accelerated upon a change in control of the Company and a pro rata portion is accelerated upon death, disability or retirement.

(4)
The exercise price for grants of stock options is determined using the closing price of the Company’s common stock on the date of grant. The option grants expire after ten years and vest over four years, at 25% per year. Vesting is accelerated upon a change in control of the Company, death, disability or retirement.

(5)
The grant date fair value of the target performance share units, restricted stock, restricted stock units and option awards shown in the above table was computed in accordance with FASB Codification Topic 718.

2014 Outstanding Equity Awards at Fiscal Year-End Table

The following table sets forth the outstanding equity awards as of January 3, 2015.

Name	Option Awards(1)				Stock Awards
	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise price ($/sh)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(8)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights That Have Not Vested ($)(8)
R. Scott Trumbull	19,950 43,096 67,860 54,990	0 0 0 0	14.41 21.72 24.10 32.53	2/22/2020 3/2/2021 5/4/2022 3/6/2023	85,979(2)	3,208,736	15,308(9)	571,295
Gregg C. Sengstack	7,800 7,200 30,600 24,108 25,600 16,096 17,320 5,450 0 0	0 0 0 0 0 5,364 17,320 16,348 17,555 22,050	22.95 24.44 16.10 8.67 14.41 21.72 24.10 32.53 43.27 37.88	2/17/2016 2/9/2017 2/28/2018 3/5/2019 2/22/2020 3/2/2021 5/4/2022 3/6/2023 3/4/2024 5/6/2024	27,883(3)	1,040,594	15,920(10)	594,134
John J. Haines	23,600 15,040 10,826 4,142 0	0 5,012 10,824 12,422 13,740	14.41 21.72 24.10 32.53 43.27	2/22/2020 3/2/2021 5/4/2022 3/6/2023 3/4/2024	21,181(4)	790,475	8,183 (11)	305,390
Robert J. Stone	7,800 7,200 30,600 15,860 12,800 15,780 11,148 3,512 0	0 0 0 0 0 5,258 11,148 10,534 11,659	22.95 24.44 16.10 8.67 14.41 21.72 24.10 32.53 43.27	2/17/2016 2/9/2017 2/28/2018 3/5/2019 2/22/2020 3/2/2021 5/4/2022 3/6/2023 3/4/2024	20,448(5)	763,119	6,940 (12)	259,001
DeLancey W. Davis	0 0 0 0	3,324 7,076 7,552 9,738	21.72 24.10 32.53 43.27	3/2/2021 5/4/2022 3/6/2023 3/4/2024	13,891(6)	518,412	5,335 (13)	199,102
Donald P. Kenney	6,200 5,800 12,000 6,374 3,092 1,752 1,508 808 0	0 0 0 0 0 582 1,508 2,422 2,681	22.95 24.44 16.10 8.67 14.95 21.72 24.10 32.53 43.27	2/17/2016 2/9/2017 2/28/2018 3/5/2019 3/23/2020 3/2/2021 5/4/2022 3/6/2023 3/4/2024	18,506(7)	690,644	—	—

(1)
Each option grant has a ten-year term and vests pro rata over four years beginning on the first anniversary of the grant date. Vesting is accelerated upon death, disability, retirement or a change in control of the Company.  Exercise prices are determined using the closing price of the Company’s Common Stock on the date of grant. All of Mr. Trumbull's options accelerated upon his May 2, 2014 retirement.

(2)	All of Mr. Trumbull's restricted awards will vest upon his retirement from Board service.

(3)
Of Mr. Sengstack's restricted awards, 5,290 shares vest after four years on May 6, 2018, 4,562 shares vest after four years on March 4, 2018, 6,068 shares vest after four years on March 6, 2017, 10,698 shares vest after four years on May 4, 2016, and 1,265 shares vest after four years on March 2, 2015.

(4)
Of Mr. Haines's restricted awards, 3,571 shares vest after four years on March 4, 2018, 4,612 shares vest after four years on March 6, 2017, 6,686 shares vest after four years on May 4, 2016, and 6,312 shares vest after four years on March 2, 2015.

(5)
Of Mr. Stone's restricted awards, 3,030 shares vest after four years on March 4, 2018, 3,910 shares vest after four years on March 6, 2017, 6,886 shares vest after four years on May 4, 2016, and 6,622 shares vest after four years on March 2, 2015.

(6)
Of Mr. Davis's restricted awards, 2,531 shares vest after four years on March 4, 2018, 2,804 shares vest after four years on March 6, 2017, 4,370 shares vest after four years on May 4, 2016, and 4,186 shares vest after four years on March 2, 2015.

(7)
Of Mr. Kenney's restricted awards, 3,716 shares vest after four years on March 4, 2018, 4,796 shares vest after four years on March 6, 2017, 5,588 shares vest after four years on May 4, 2016, and 4,406 shares vest after four years on March 2, 2015.

(8)	The market value of the stock and stock unit awards was determined using the closing price of the Company’s common stock on January 3, 2015 ($37.32 per share).

(9)
Mr. Trumbull will vest in a pro rata portion of his performance share units which were granted on March 6, 2013, as adjusted based on actual performance for the three-year performance period ending January 2, 2016. Mr. Trumbull did not receive a performance share unit grant in 2014 due to his scheduled retirement.

(10)
Of Mr. Sengstack’s target performance share awards, 6,068 will vest at the end of the performance period that ends on January 2, 2016, and 9,852 will vest at the end of the performance period that ends on December 31, 2016.

(11)
Of Mr. Haines’ target performance share awards, 4,612 will vest at the end of the performance period that ends on January 2, 2016, and 3,571 will vest at the end of the performance period that ends on December 31, 2016.

(12)
Of Mr. Stone’s target performance share awards, 3,910 will vest at the end of the performance period that ends on January 2, 2016, and 3,030 will vest at the end of the performance period that ends on December 31, 2016.

(13)
Of Mr. Davis’ target performance share awards, 2,804 will vest at the end of the performance period that ends on January 2, 2016, and 2,531 will vest at the end of the performance period that ends on December 31, 2016.

2014 Option Exercises and Stock Vested Table

The following table sets forth the exercised options and vested awards for the fiscal year ended January 3, 2015.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
R. Scott Trumbull	—	—	20,334	858,278
Gregg C. Sengstack	18,000	303,750	3,023	123,917
John J. Haines	—	—	8,000	338,480
Robert J. Stone	—	—	8,000	338,480
DeLancey W. Davis	13,380	243,012	5,000	211,550
Donald P. Kenney	—	—	5,824	254,567

(1)	Represents the difference between the closing price of the stock on the date of exercise and the exercise price, multiplied by the number of shares covered by the options.

(2)	Represents the value realized by multiplying the closing price of the stock on the date of vesting by the number of shares that vested.

2014 Pension Benefits Table

The following table sets forth (i) the years of service currently credited to each Named Executive Officer under the Company’s pension plans and (ii) the present value of the accumulated benefit payable under each pension plan to each of the Named Executive Officers upon retirement.

Named Executive Officer	Plan Name(1)	Number of Years of Credited Service #	Present Value of Accumulated Benefit ($)(2)(3)	Payments During Last Fiscal Year ($)(4)
R. Scott Trumbull	Basic Retirement Portion Cash Balance Portion Pension Restoration Plan	11.5 9.0 16.9(5)	$49,687 $0 $6,044,769	$1,712 $98,144 $3,250,048
Gregg C. Sengstack	Basic Retirement Portion Cash Balance Portion Pension Restoration Plan	26.0 23.1 26.1	$93,042 $484,014 $3,624,654	$0 $0 $0
John J. Haines	Basic Retirement Portion(6) Cash Balance Portion	N/A 4.0	N/A(5) $36,179	N/A $0
Robert J. Stone	Basic Retirement Portion Cash Balance Portion	19.3 11.5	$45,624 $140,490	$0 $0
DeLancey W. Davis	Basic Retirement Portion Cash Balance Portion	6.6 7.0	$14,809 $72,866	$0 $0
Donald P. Kenney	Basic Retirement Portion Cash Balance Portion	22.5 20.8	$61,423 $338,930	$0 $0

(1)	As of December 31, 2011, the Basic Retirement Plan and Cash Balance Pension Plan were merged and renamed the Pension Plan.

(2)
As of December 31, 2011, the Named Executive Officers stopped accruing benefits under all plans, except for Messrs. Trumbull and Sengstack, who continue to accrue benefits under the Basic Retirement portion of the Pension Plan and the Pension Restoration Plan. (Mr. Trumbull stopped accruing benefits under all plans upon his May 2, 2014 retirement.)

(3)
The amounts in this column are based on a retirement age of 65.25 for Mr. Trumbull and 65 for Messrs. Haines, Stone, Davis, and Kenney. For Mr. Sengstack, retirement age is 62 for the Basic Retirement portion of the Pension Plan and the Pension Restoration Plan, and age 65 for the Cash Balance portion of the Pension Plan.

(4)	Mr. Trumbull's benefits commenced following his May 2, 2014 retirement.

(5)
In the Pension Restoration Plan, Mr. Trumbull is credited with his years of preemployment service on the Board. Note: $804,559 of the “Present Value of Accumulated Benefit” in the Pension Benefits table and $432,581 of the "Payments During Last Fiscal Year" are attributable to this additional credited service.

(6)	Mr. Haines is not eligible for the Basic Retirement portion of the Pension Plan.

Pension Plan

In 2011, the Company implemented a redesign of its retirement program. Its two tax-qualified defined benefit pension plans, the Basic Retirement Plan and the Cash Balance Pension Plan, were merged into a single plan called the Pension Plan. As discussed below, as of December 31, 2011, benefit accruals under the Basic Retirement portion of the Pension Plan ceased for all participants younger than age 50 and benefit accruals under the Cash Balance portion of the Pension Plan ceased for all participants. In addition, benefits under the non-qualified Pension Restoration Plan ceased for all participants other than Messrs. Trumbull and Sengstack. Participants will instead receive additional benefits under the Company’s defined contribution plans (see the discussion in the Compensation Discussion and Analysis and in the 2013 Nonqualified Deferred Compensation Table and narrative in this Proxy Statement).

Basic Retirement Plan

The Basic Retirement portion of the Pension Plan covers most U.S. employees of the Company and its affiliates, including the Named Executive Officers, who were hired before February 21, 2006. The Basic Retirement Plan provides each eligible Named Executive Officer with a monthly single life annuity commencing at normal retirement age (age 65) equal to the number of years of credited service times $25. Participants are eligible to receive benefits after completing five years of vesting service. Participants who terminate employment after age 55 with 10 years of vesting service are eligible to receive early retirement benefits that are reduced to reflect commencement prior to age 65. Participants who terminate employment on or after age 62 with 25 years of vesting service are eligible to receive early retirement benefits that are unreduced for commencement prior to age 65. Participants with five years of vesting service who terminate employment and are not eligible to receive early retirement benefits are eligible for benefits commencing at age 65. Mr. Trumbull's benefits have commenced because he was older than 65 when he retired. Mr. Sengstack and Mr. Kenney are currently eligible for early retirement benefits. Mr. Haines is not eligible to participate in the Plan because he was hired after February 21, 2006.

The benefit formula calculates the benefit payable in a single life annuity form, which is the normal form of benefit for unmarried participants. The normal form of benefit payment for married participants is a 50% joint and survivor annuity. Participants, with spousal consent, if applicable, can waive the normal form and elect to have benefits paid in various annuity forms, which are the actuarially equivalent of the single life annuity form.

The Basic Retirement Plan was amended in 2011 to provide that participants younger than age 50 as of December 31, 2011 (which includes Messrs. Stone and Davis) stopped earning benefits as of such date, and participants 50 or older as of December 31, 2011 (which includes Messrs. Trumbull, Sengstack and Kenney) will stop earning benefits on December 31, 2016 (or if earlier, their termination of employment).

Cash Balance Pension Plan

The Cash Balance portion of the Pension Plan is a tax-qualified pension plan that covers most U.S. employees of the Company and its affiliates who are classified as "exempt" and who are not covered by a collective bargaining agreement, which includes each Named Executive Officer. As of December 31, 2011, the Plan was closed to new participants and all participants stopped accruing further benefits. An account is maintained for each participant under the Plan, which consists of (i) an opening account balance equal to the then present value of the participant's accrued benefit, if any, earned as of December 31, 1999 under one of the Company's prior pension plans; (ii) annual contributions made  by the Company as of the end of each calendar year through 2011 that ranged from 3% to 12% of the participant's compensation (based on the participant's credited service); (iii) annual transitional credits made by the Company from 2000-2004 equal to 6% of compensation of each participant whose age and years of vesting service as of December 31, 1999 totaled 45 or more; and (iv) until distribution of the account, annual interest credits made by the Company as of the end of each calendar year, based on the 30-year Treasury security rate for the November preceding each such year (subject to a minimum interest rate of 4.5%).  Compensation included wages subject to withholding, excluding income recognized in connection with the Company's stock based plans, reimbursements or other expense allowances, fringe benefits, moving expenses, deferred compensation, and welfare benefits (as limited by applicable Internal Revenue Code limits).
Participants are eligible to receive benefits after completing three years of service. They can elect to receive their benefits upon termination of employment or they can defer receipt of benefits until age 65. Any accounts remaining in the Cash Balance Plan will continue to be credited with interest until the account is paid. The normal form of benefit payment for unmarried participants is a single life annuity, and the normal form of benefit payment for married participants is a 50% joint and survivor annuity. Participants, with spousal consent, if applicable, can waive the normal form and elect to have benefits paid in various annuity forms, which are the actuarially equivalent of the normal form, or in a lump sum.

Pension Restoration Plan

The Pension Restoration Plan is an unfunded, non-qualified pension plan that is intended to provide an employee with the portion of his benefits that cannot be paid under the Pension Plan or the Contributory Retirement Plan (the predecessor to the Cash Balance portion of the Pension Plan) due to Internal Revenue Code limitations on the amount of compensation that can be taken into account in determining benefits under, and the amount of benefits that can be paid from, tax-qualified pension plans.

The benefits of Messrs. Trumbull and Sengstack are based on the formula in effect under the Contributory Retirement Plan on December 31, 1999, but without regard to the Internal Revenue Code limits. This formula is based on the employee's credited service and final three-year average compensation, with an offset for benefits provided by the Basic Retirement portion of the Pension Plan, the Cash Balance portion of the Pension Plan and Social Security. There is a minimum benefit whereby if the monthly benefit amount paid to the employee under the Pension Plan, Pension Restoration Plan and Social Security is less than a designated percentage of the employee's three-year final average compensation, the difference is paid from the Pension Restoration Plan. The current designated percentage (which is based on years of service at retirement) for Mr. Trumbull is 40% (assuming retirement at age 65), and Mr. Sengstack is 50% (assuming retirement at age 62).

The benefits of Messrs. Haines, Stone and Davis were determined by applying the formula in the Cash Balance portion of the Pension Plan for all eligible compensation (including compensation in excess of the Code limits), offset for the benefits provided by the Cash Balance portion of the Pension Plan.  All participants other than Messrs. Trumbull and Sengstack stopped earning benefits as of December 31, 2011 and instead participate in the Supplemental Retirement and Deferred Compensation Plan, under which they receive additional Company contributions. The value of their frozen benefit under the Pension Restoration Plan was transferred to the Supplemental Retirement and Deferred Compensation Plan as of January 1, 2012.

The benefit accrued under the Pension Restoration Plan is paid upon termination of employment as follows:  (i) if the lump sum value is less than $1,000,000, it will be paid in a lump sum within 90 days following termination; (ii) if the lump sum value is more than $1,000,000 but less than $2,000,000, one-half of the benefit will be paid within 90 days following termination, the remaining benefit will be paid as a single life annuity over the first 12 months following termination, and the benefit remaining at the end of the 12-month period will be paid in a lump sum on the first anniversary of termination; (iii) if the lump sum value is $2,000,000 or more, one-third will be paid within 90 days following termination, the remaining benefit will be paid as a single life annuity over the first 12 months following termination, one-half of the benefit remaining at the end of the 12-month period will be paid in a lump sum on the first anniversary of termination, the remaining benefit will be paid as a single life annuity over the second 12-month period following termination and the benefit remaining at the end of the second 12-month period will be paid in a lump sum on the second anniversary of termination. If the participant is deemed to be a “key employee” as defined in Section 409A of the Internal Revenue Code, any distribution that is payable due to termination of employment will be delayed for six months following the date of such termination. Notwithstanding the foregoing, upon a change in control of the Company, all participants become fully vested in their benefits, all benefits will be paid in a lump sum within 60 days after the change in control and active participants will have three years of additional age and service credits in determining benefits.

Pension Plan Assumptions

The assumptions used in calculating the present value of the accumulated pension benefits are set forth in Footnote 10 of the audited financial statements contained in the Company's Annual Report to Shareholders for the year ended January 3, 2015. The Company does not grant additional years of credited service under its pension plans, other than the additional years of service credited to Mr. Trumbull (as described in footnote 5 of the 2014 Pension Benefits Table), which was intended to ensure full vesting and benefits in the first years of his employment.

2014 Nonqualified Deferred Compensation

The following table sets forth (i) the contributions made by each Named Executive Officer and the Company in fiscal 2014, (ii) the earnings on the account balances as of January 3, 2015 and (iii) the account balances as of January 3, 2015 under the Company’s Supplemental Retirement and Deferred Compensation Plan.

Name	Executive Contribution in Last Fiscal Year ($)(1)	Company Contribution in Last Fiscal Year ($)(2)	Aggregate Earnings in Last Fiscal Year ($)(3)	Aggregate Withdrawals/ Distributions ($)(4)	Aggregate Balance at Last Fiscal Year End ($)(5)(6)
R. Scott Trumbull	—	—	36,481	588,805	—
Gregg C. Sengstack	114,828	—	16,092	—	251,517
John J. Haines	—	35,419	4,836	—	140,987
Robert J. Stone	—	43,808	4,142	—	246,892
DeLancey W. Davis	—	33,925	2,465	—	142,791
Donald P. Kenney	—	29,029	413	—	69,496

(1)	This amount is reported in the "Salary" column of the Summary Compensation table in this Proxy Statement.

(2)	The Company contributions are reflected in the All Other Compensation column of the Summary Compensation table of this Proxy Statement.

(3)	The earnings reported in this column are not included in the Summary Compensation table.

(4)	In connection with his retirement, Mr. Trumbull's account balance was distributed to him in November, 2014.

(5)
The aggregate balance reflects amounts previously reported in the Summary Compensation table except for the following earnings: Mr Trumbull: $288,805; Mr. Sengstack: $31,792; Mr. Haines: $15,122; Mr. Stone: $10,913; Mr. Davis: $5,563; and Mr. Kenney: $413.

(6)
For Messrs. Haines, Stone and Davis, the aggregate balances also include the cash balance accounts under the Pension Restoration Plan that were transferred to this Plan as of January 1, 2012: Mr. Haines: $18,714; Mr. Stone: $87,153; and Mr. Davis: $34,477.

The Supplemental Retirement and Deferred Compensation Plan permits executive officers of the Company to elect each year to defer up to 90% of their bonus awards and up to 50% of their salary. Deferred amounts are credited to a notional account maintained on behalf of the participant, which is adjusted for earnings and losses based on investment funds made available by the Management Organization and Compensation Committee.

Beginning in 2012, the Company provides two types of contributions to participants who do not continue to accrue benefits under the Pension Restoration Plan. The Company provides the portion of the service-based contribution that could not be made under the Retirement Program due to IRS limitations (the service-based contribution ranges from 3% to 9% of a participant’s compensation depending on years of service). The Company also provides a supplemental contribution of 2% to 4% of a participant’s total compensation depending on years of service. In addition, participants who stopped accruing benefits under the Pension Restoration Plan had their benefit transferred to the Plan as of January 1, 2012. A participant’s deferral account, service contribution account and transferred Pension Restoration Plan account will be credited with earnings and losses based on the investment funds made available by the Management Organization and Compensation Committee. Earnings on the supplemental contribution account will follow the methodology used in the now-frozen Cash Balance portion of the Pension Plan, which credits earnings based on the 30-year Treasury rate, but not less than 4.5%.

A participant’s accounts under the Plan will generally be distributed to him as soon as practicable after the first of the month following termination of employment (provided that distribution to a “key employee” as defined in Section 409A of the Internal Revenue Code will be deferred for six months). Mr. Sengstack is the only Named Executive Officer who contributed to the Plan in 2014, although Messrs. Haines, Stone, Davis, and Kenney received Company contributions.

Potential Payments upon Termination or Change in Control of the Company

The Company provides benefits to certain of the Named Executive Officers upon certain terminations of employment from the Company. These benefits are in addition to the benefits to which the executives would be entitled upon a termination of employment generally (i.e., vested retirement benefits accrued as of the date of termination, stock-based awards that are vested as of the date of termination and the right to elect continued health coverage pursuant to COBRA). The incremental benefits payable to the executives are described as follows:

Employment Agreements

Mr. Trumbull's employment agreement expired when he retired on May 2, 2014 and no payments were made thereunder. The employment agreements of Messrs. Sengstack and Haines have three-year terms that automatically renew for an additional year unless either party provides advance written notice of an election not to extend the term. The agreements provide the following severance benefits under the described termination scenarios:

•
Termination – Nonrenewal of Employment Agreement. If the executive terminates his employment at any time during the term of the agreement after receipt of notice from the Company of its decision to not extend the term, he is entitled to (i) an immediate payment equal to a pro rata portion of the target bonus paid for the year of termination (or, in the case of Messrs. Trumbull and Sengstack, later payment of a pro rata portion of the bonus payable for the year of termination), (ii) an immediate payment equal to 12 months of his then current salary and one times the target bonus for the year of termination, (iii) immediate vesting of all outstanding stock options, immediate pro rata vesting of time-based restricted stock and units, and pro rata vesting of performance-based restricted stock and units at the end of the performance period based on actual performance, (iv) continued participation in the Company’s health and welfare plans for 12 months, and (v) a lump sum payment equal to the benefits that would have accrued under the Company's retirement plans for 12 months.

•
Termination – Prior to a Change in Control. If a Change in Control of the Company (as defined in the agreements) has not occurred and the executive’s employment is terminated by the Company for other than “Good Cause” or the executive terminates his employment for “Good Reason,” he is entitled to (i) an immediate payment equal to a pro rata portion of the target bonus paid for the year of termination (or, in the case of Messrs. Trumbull and Sengstack, later payment of pro rata portion of the bonus payable for the year of termination), (ii) an immediate payment equal to 18 months of his then current salary and one and one-half times the target bonus for the year of termination (12 months and one times the target bonus for Mr. Haines), (iii) immediate vesting of all outstanding stock options, immediate pro rata vesting of time-based restricted stock and units and pro rata vesting of performance-based restricted stock and units at the end of the performance period based on actual performance, (iv) continued participation in the Company’s health and welfare plans for the applicable severance period, and (v) a lump sum payment equal to the benefits that would have been earned under the Company's retirement plans during the applicable severance period.

•
Termination – Following a Change in Control. If following a Change in Control of the Company (as defined in the agreements) the executive’s employment is terminated within two years of the Change in Control by the Company for other than “Good Cause” or by the executive for “Good Reason”, he is entitled to an immediate payment equal to (i) a pro rata portion of the target bonus paid for the year of termination, (ii) an immediate payment equal to 36 months of his then current salary and three times the target bonus for the year of termination (24 months and two times the target bonus for Mr. Haines), (iii) immediate vesting and cash out of all outstanding stock options and immediate vesting of all other restricted stock and units (with performance-based awards vesting at target level), (iv) continued participation in the Company’s health and welfare plans for the applicable severance period, and (v) a lump sum payment equal to the benefits that would have accrued under the Company's retirement plans (other than the Pension Restoration Plan) during the applicable service period. With respect to any excise tax, each executive can elect to either (i) receive the full amount of severance benefits and be responsible for paying any excise tax or (ii) receive severance benefits that are reduced to the maximum amount that can be paid without triggering the excise tax.

The employment agreements contain a restrictive covenant that prohibits the executives from competing with the Company and soliciting the Company's customers and employees for 24 months following termination. The agreements provide that an amount of severance equal to one times salary and one times the prior year's bonus serves as consideration for this restrictive covenant as well as the separate confidentiality and non-compete agreement each executive has executed.

For purposes of the employment agreements:

•
“Good Cause” means the executive’s death or disability, his fraud, misappropriation of, or intentional material damage to, the property or business of the Company, his commission of a felony likely to result in material harm or injury to the Company, or his willful and continued material failure to perform his obligations.

•
“Good Reason” exists if (a) there is a change in the executive’s title or a significant change in the nature or the scope of his authority, (b) there is a reduction in the executive’s salary or retirement benefits or a material reduction in the executive’s compensation and benefits in the aggregate, (c) the Company changes the principal location in which the executive is required to perform services to more than fifty miles away, (d) the executive reasonably determines that, as a result of a change in circumstances significantly affecting his position, he is unable to exercise the authority or duties attached to his positions, or (e) any purchaser of substantially all of the assets of the Company declines to assume the obligations under the employment agreement.

Employment Security Agreements

Certain executives, including Messrs. Stone, Davis and Kenney, are parties to employment security agreements (ESA) with the Company that provides benefits upon a Change in Control (as defined in the ESA). Each ESA provides that if within two years after a Change in Control the Company terminates the executive’s employment for any reason other than “Good Cause”, or the executive terminates his employment with the Company for “Good Reason” (as defined in the ESA), the executive is entitled to the following:

(i)
a lump sum payment equal to the sum of two times the executive’s base salary, a pro-rata portion of the executive’s target bonus for the current year (based on the termination date), and two times the executive’s target bonus for the current year;

(ii)
a lump sum payment equal to the increase in benefits under the Company’s tax-qualified and supplemental retirement plans that results from crediting the executive with additional service for 24 months;

(iii)	immediate vesting of all stock-based awards and deemed satisfaction of all performance-based awards at target level;

(iv)	continued coverage under the Company’s health and welfare plans for 24 months following termination;

(v)	12 months of executive outplacement services (not to exceed $50,000) with a professional outplacement firm selected by the Company; and

(vi)
with respect to any excise tax, each executive can elect to either receive the full amount of severance benefits and be responsible for paying any excise tax, or receive severance benefits that are reduced to the maximum amount that can be paid without triggering the excise tax.

For purposes of the ESAs:

•
“Good Cause” means the executive’s intentional and material misappropriation of, or damage to, the property or business of the Company, his conviction of a criminal violation involving fraud or dishonesty or of a felony that causes material harm or injury to the Company, or his willful and continuous failure to perform his obligations under the ESA that is not cured.

•
“Good Reason” means a material reduction in the executive’s salary or retirement benefits or a material reduction in his compensation and benefits in the aggregate, or any purchaser of substantially all of the assets of the Company declines to assume all of the Company’s obligations under the ESA.

The ESAs contain a restrictive covenant that prohibits the executive from soliciting employees of the Company for 18 months following termination. The agreements provide that an amount of severance equal to one times salary and one times the prior year’s bonus serves as consideration for this restrictive covenant as well as the separate confidentiality and non-compete agreement each executive has executed.

Pension Restoration Plan

The Pension Restoration Plan, in which Messrs. Trumbull and Sengstack participate, provides that upon a Change in Control of the Company (as defined in the Plan), (i) all participants will become 100% vested in their benefits, which will be paid in an immediate lump sum within 60 days, and (ii) active participants will have three years of additional credit for age and service in determining their benefits under the Plan.

Stock Plan

Awards under the Company's stock plans fully vest, and performance measures are deemed met at the target level, upon a Change in Control (as defined in the applicable stock plan) of the Company. Stock Option Agreements provide for full vesting upon a termination of employment due to death, disability or retirement. Restricted Stock Agreements and the Restricted Stock Unit Agreements provide for pro-rata vesting upon termination of employment due to death, disability or retirement. Performance Share Unit Agreements provide for pro-rata vesting at the end of the performance period upon termination due to death, disability or retirement.

Mr. Trumbull’s Retirement and Consulting Agreement

In connection with his retirement as CEO effective May 2, 2014, Mr. Trumbull entered into a Retirement and Consulting Agreement.  Pursuant to the agreement, he is serving as Non-Executive Chairman of the Board until the 2015 Annual Meeting, for which he receives the annual non-employee director retainer of $60,000 and an additional retainer of $125,000 for services as the Non-Executive Chairman.  Mr. Trumbull also provided consulting services to the Company through December 31, 2014 for which he received $218,000. Mr. Trumbull continued his participation in the Annual Bonus Plan for 2014, pursuant to which he received a bonus of $431,222.

Under the terms of the award agreements, Mr. Trumbull fully vested in his outstanding stock options upon his retirement as CEO (valued at $2,491,186, based on the difference between the exercise price of the then unvested options multiplied by $38.40, the closing price of the stock on May 2, 2014). He has continued to vest in his restricted stock units while a non-employee director and will fully vest in all remaining restricted stock units when he retires from Board service (valued at $3,166,565 based on the 84,849 units that were not vested on May 2, 2014 multiplied by the $37.32 closing price of the stock on January 3, 2015). He will vest in a pro rata amount of his performance share units as adjusted based on actual performance for the performance period ending January 2, 2016 (valued at $571,295, based on the target number of performance share units multiplied by the $37.32 closing price of the stock on January 3, 2015).

The tables set forth below quantify the additional benefits described above that would be paid to each Named Executive Officer (other than Mr. Trumbull) pursuant to the arrangements described above under the following termination scenarios: assuming a non-renewal of the employment agreement, termination of employment and/or change in control occurred on January 3, 2015.

Termination – Nonrenewal of Employment Agreement

Name	Salary ($)(1)	Non-Equity Plan Compensation ($)(2)	Accelerated Vesting of Options ($)(3)	Accelerated Vesting of Restricted Stock/Units/Performance Share Units ($)(4)	Additional Retirement Plan Credits ($)	Continued Benefit Plan Coverage ($)
Gregg C. Sengstack	650,000	955,973	390,956	756,116	1,487,174	14,384
John J. Haines	355,500	526,688	280,782	657,728	93,084	13,491
Robert J. Stone	—	—	—	—	—	—
DeLancey W. Davis	—	—	—	—	—	—
Donald P. Kenney	—	—	—	—	—	—

Termination – No Change in Control

Name	Salary ($)(1)	Non-Equity Plan Compensation ($)(2)	Accelerated Vesting of Options ($)(3)	Accelerated Vesting of Restricted Stock/Units/Performance Share Units ($)(4)	Additional Retirement Plan Credits ($)	Continued Benefit Plan Coverage ($)
Gregg C. Sengstack	975,000	1,232,847	390,956	756,116	1,505,516	21,576
John J. Haines	355,500	526,688	280,782	657,728	93,084	13,491
Robert J. Stone	—	—	—	—	—	—
DeLancey W. Davis	—	—	—	—	—	—
Donald P. Kenney	—	—	—	—	—	—

Termination – Change in Control

Name	Salary ($)(1)	Non-Equity Plan Compensation ($)(2)	Accelerated Vesting of Options ($)(3)	Accelerated Vesting of Restricted Stock/Units/Performance Share Units ($)(4)	Additional Retirement Plan Credits ($)	Continued Benefit Plan Coverage ($)	Outplacement Services ($)	Forfeiture ($)(5)
Gregg C. Sengstack	1,950,000	2,214,998	390,956	1,634,728	2,193,889	43,152	—	(1,621,937)
John J. Haines	711,000	790,032	280,782	1,095,864	191,935	26,981	—	—
Robert J. Stone	711,000	790,032	279,859	1,022,120	232,944	28,862	50,000	—
DeLancey W. Davis	662,000	656,775	181,573	717,514	191,386	26,981	50,000	—
Donald P. Kenney	594,000	572,250	40,616	690,644	193,729	26,628	50,000	—

(1)  Based on salary rates effective June 1, 2014 (May 2, 2014 for Mr. Sengstack).
(2)  Reflects target annual bonus reported in the Compensation Discussion and Analysis section of this Proxy Statement based on salary rates effective during 2014.
(3)  Based on the difference between the exercise price of the unvested stock options multiplied by $37.32, the closing price of the stock on
January 3, 2015.
(4)  Based on the unvested awards (the target number in the case of performance-based awards) multiplied by the $37.32 closing price of the stock on January 3, 2015.
(5) The employment agreements give the executive the choice of receiving full benefits or having them reduced so as not to trigger the excise tax. The severance benefits of the Named Executive Officers other than Mr. Sengstack were below the amount that would trigger the excise tax. Mr. Sengstack's benefits exceeded the triggering amount and forfeiture of $1,603,244 of benefits resulted in a better after- tax situation than receipt of the full benefit and payment of the excise tax.
DIRECTOR COMPENSATION

Compensation for non-employee directors is determined by the Board of Directors, upon recommendation of the Corporate Governance Committee. Management makes recommendations to the Corporate Governance Committee with respect to non-employee director compensation. The Management Organization and Compensation Committee, pursuant to the Company’s Stock Plan, makes the actual stock-based award. Director Compensation is determined by compiling the compensation data for each of the Peer Group companies listed in the Compensation Discussion and Analysis and comparing such compensation to the current pay for the Company’s directors.

The following table sets forth the compensation received by the Company’s non-employee directors for the year ended January 3, 2015.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	All Other Compensation ($)	Total ($)
R. Scott Trumbull(4)	92,500	—	—	—	92,500
Jerome D. Brady	66,000	105,000	—	—	171,000
David T. Brown	70,500	105,000	—	—	175,500
David A. Roberts	80,500	460,837(5)	—	—	541,337
Jennifer W. Sherman	—	—	—	—	—
David M. Wathen	77,500	105,000	—	—	182,500
Thomas L. Young	70,500	105,000	—	—	175,500
Thomas R. VerHage	76,000	105,000	—	—	181,000

(1)
In May, 2014 the annual retainer increased to $60,000, and the additional annual retainer for Mr. Trumbull’s service as Non-Executive Chairman of the Board through the 2015 Annual Meeting is $125,000. Fees deferred into the Non-Employee Directors’ Deferred Compensation Plan were: Mr. Brown $70,500, Mr. Wathen $77,500 and Mr. VerHage $76,000.

(2)
The amounts in this column are the grant date fair values of the stock awards granted to the non-employee directors, computed in accordance with FASB Codification Topic 718. Each director received an award of 2,771 shares and Messrs. Brown, Wathen, Young and VerHage elected to defer their stock awards into the Non-Employee Directors’ Deferred Compensation Plan. Mr. Trumbull's 2014 equity award is reported in the "Stock Awards" column of the "Summary Compensation Table" in this Proxy Statement.

(3)	No options were granted to non-employee directors in 2014 and no non-employee director other than Mr. Trumbull holds any outstanding options. As of December 31, 2014 Mr. Trumbull held 185,896 options.

(4)	Compensation reported for Mr. Trumbull in this table represents fees received for serving as a non-employee director and Non-Executive Chairman on and after May 2, 2014 through January 3, 2015.

(5)
The Company’s practice is to provide 30-day advance notice to all option holders of the expiration of the 10-year term that applies to their options. Due to a data entry error, such notice was not provided to Mr. Roberts, and his 16,000 vested stock options expired on May 5, 2014 without being exercised. Moreover, Mr. Roberts would have been prohibited from exercising his options at that time because it was outside a permitted window period as required under the Company’s insider trading policy. As a result of the data entry error and the trading restrictions, and in light of Mr. Roberts’ long service to the Company and his commitment for continued service to the Company, the Company granted Mr. Roberts an award of 9,717 shares of restricted stock with a grant date fair value ($355,837) equal to the difference between the exercise price of the expired options and the fair market value of the Company’s stock on May 5, 2014. The award vests entirely on the fifth anniversary of the date of grant, subject to pro rata vesting upon disability or death, and forfeiture if Mr. Roberts is not willing to stand for reelection as a Director at the Company’s 2017 Annual Meeting.

Retainer and Fees

Effective May 2, 2014, following a review of current director compensation, the Board revised non-employee director compensation as follows: (i) increased the annual retainer from $50,000 to $60,000; (ii) increased the value of the stock award from $85,000 to $105,000; (iii) increased committee chairman fees from $6,000 to $10,000; and (iv) eliminated the $1,500 fee for each Board and Board committee meeting attended. In addition, the Board approved an annual retainer of $125,000 for Mr. Trumbull serving as Non-Executive Chairman of the Board from May 2, 2014 through the 2015 Annual Meeting. These changes resulted in a net increase in total director compensation of approximately 5% and is at approximately the 65th percentile of director compensation paid by the Peer Group companies.

Directors who are employees of the Company receive no additional compensation for serving on the Board or Board committees during their employment.

Stock Awards

On May 2, 2014, each non-employee director received an award of 2,771 shares of the Company’s common stock, which vested immediately upon grant and had a market value of $105,000 on the date of grant.

Deferred Compensation

Non-employee directors may participate in the Non-Employee Directors’ Deferred Compensation Plan (the “Deferred Compensation Plan”). Under the Deferred Compensation Plan, each non-employee director may elect to defer, for each calendar year, all of his annual retainer, fees and stock award until his service on the Board terminates. At the time the director makes the deferral election, he must elect to have the deferred retainer and fees either (i) credited with interest on a monthly basis at the rate in effect for the Wells Fargo Stable Return fund or (ii) converted into stock units, with credits equal to the cash that would have been paid had the units been actual shares of common stock owned by the director. Deferred stock awards will also be converted into stock units and credited with dividends.

Consulting Directors’ Plan

The Company maintained a Consulting Directors' Plan which is "frozen" and in which only Mr. Brady is eligible to participate. If Mr. Brady retires from Board service at age 70 or older, he is eligible to enter into a consulting agreement with the Company pursuant to which he agrees to be available for consultation from time to time and is entitled to receive an annual fee for such services equal to the director's fee that was in effect as of June 1, 2006. Mr. Brady can receive this fee for up to the same number of years that he served as director through June 1, 2006.

Stock Ownership Guidelines

The Company's stock ownership guidelines for the non-employee directors require them to maintain direct ownership in the Company’s common stock with a value equal to five times their annual retainer. An individual has five years to comply with these guidelines. All shares held directly or beneficially, including stock awards, shares acquired upon exercise of stock options and stock units credited under the Non-Employee Directors’ Compensation Plan, count toward these guidelines. Stock options do not count toward these guidelines. All non-employee directors either meet or exceed these guidelines.

SECURITIES AUTHORIZED FOR ISSUANCE UNDER
EQUITY COMPENSATION PLANS

The following table sets forth information about the Company’s equity compensation plans as of March 2, 2015.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants & Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants & Rights ($)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (b))
Equity Compensation Plans Approved by Security Holders(1)	1,572,439	21.16	1,684,170
Equity Compensation Plans Not Approved by Security Holders(2)	152,889	n/a	47,111

(1)
This Plan category includes the following plans: Franklin Electric 2009 Amended & Restated Stock Plan (205,047 shares remain available for issuance) and Franklin Electric 2012 Stock Plan (1,684,170 shares remain available for issuance). As of March 2, 2015 (i) outstanding stock options had a weighted average exercise price of $21.16 and a weighted average remaining term of 5.32 years and (ii) there were 600,030 granted but unvested restricted stock awards/units.

(2)
This Plan category consists of the Non-Employee Directors’ Deferred Compensation Plan, adopted in 2000 and described above under the caption Director Compensation. The information included in this column represents shares underlying stock units, payable on a one-for-one basis, credited to the directors’ respective stock unit accounts as of March 2, 2015. Non-employee directors may elect to receive the distribution of stock units in cash or in shares of the Company’s common stock.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors, which is composed solely of independent directors, is responsible, under guidelines established in the Audit Committee Charter (a copy of which is available on the Company's website at www.franklin-electric.com under “Corporate Governance”, for overseeing the risk management of the Company, accounting and financial reporting processes of the Company and the audits of the financial statements by reviewing: (i) the quality and integrity of the consolidated financial statements prepared by management; (ii) the performance of the internal audit function; and (iii) the qualifications, independence and performance of the Company's independent registered public accounting firm.

In accordance with SEC rules the Audit Committee of the Company states that:

•
The Audit Committee has reviewed and discussed with management and Deloitte & Touche LLP, the Company's independent registered public accounting firm, the Company's audited financial statements for the fiscal year ended January 3, 2015.

•
The Audit Committee discussed with Deloitte & Touche LLP, the Company's independent registered public accounting firm, the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB.

•
The Audit Committee has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable independence rules of the PCAOB, and has discussed with Deloitte & Touche LLP the independent registered public accounting firm's independence.

Based upon the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015 for filing with the SEC.

This report is submitted on behalf of all of the members of the Audit Committee:

Thomas R. VerHage (Chairman)
David M. Wathen
Jerome D. Brady

PROPOSAL 2: REAPPROVAL OF THE FRANKLIN ELECTRIC CO., INC. MANAGEMENT INCENTIVE PLAN

In 2010, the Franklin Electric Co., Inc. Management Incentive Plan (the “MIP”) was adopted by the Board of Directors of the Company and approved by the Company’s shareholders. Shareholders are being asked to reapprove the MIP to ensure that bonuses paid under the MIP continue to qualify as “performance-based” compensation under Section 162(m) of the Code and thus be fully deductible by the Company for federal income tax purposes.
Section 162(m) generally precludes a publicly traded company from taking a tax deduction for compensation in excess of $1 million paid to certain executives. These executives are the company’s chief executive officer and three other highest paid executives, other than the chief financial officer, who are the Named Executive Officers listed in the Summary Compensation Table of the company’s annual proxy statement. This restriction is subject to an exception for “performance-based” compensation that meets certain requirements, including a requirement that the “material terms of the performance goals” applicable to these Named Executive Officers must be disclosed to and approved by shareholders before any compensation is paid to them. Shareholders first approved the MIP, including the material terms of the performance goals, at the 2010 Annual Meeting. Section 162(m) requires that the material terms of the performance goals be reapproved by shareholders every five years in order to retain qualification under Section 162(m). Accordingly, the MIP is being submitted for such reapproval. No compensation will be paid under the MIP to the Named Executive Officers covered by the MIP unless it is approved by shareholders.
Description of the MIP
In General. The MIP works in connection with other incentive compensation arrangements of the Company, including the Executive Officer Annual Incentive Cash Bonus Plan (the “Bonus Plan”), pursuant to which bonuses are paid to eligible employees upon the attainment of performance goals. Its effect is to allow the Committee (defined below) to set a performance-based ceiling on such bonuses so that they will meet the deductibility requirements of Section 162(m).
Administration. The MIP is administered by the Management Organizational and Compensation Committee, or such other committee appointed by the Board that is comprised of at least two “outside directors” as defined in Section 162(m) (the “Committee”). The Committee has full authority to select the employees eligible for bonus awards under the MIP, determine when the employee’s participation in the MIP will begin, establish the period over which performance will be measured and the performance goals pursuant to which bonus amounts will be determined, determine the amounts payable upon the attainment of the performance goals, and make all other decisions necessary for the proper administration of the MIP.
Eligibility. The MIP covers the Chief Executive Officer and the three other highest paid employees (other than the Chief Financial Officer) who are listed as Named Executive Officers in the Company’s proxy statement and who are employed at the time the MIP criteria are established for the applicable year. The Committee also has the discretion to designate other employees as covered under the MIP. For 2015, the four Named Executive Officers currently employed by the Company (other than the Chief Financial Officer) will be covered by the MIP as well as one other executive.
Business Criteria. The MIP provides that on or before the 90th day of each fiscal year of the Company (or before 25% of the performance period has expired, if shorter than a fiscal year), the Committee will establish the one or more performance goals to be attained for a performance period and the maximum bonus that may be paid to each participant if the performance goals are attained. The performance goals may be based on one or more of the following business criteria: cash flow; cash flow from operations; total earnings; earnings per share, earnings per share growth, diluted or basic; earnings per share from continuing operations, diluted or basic; earnings before interest and taxes; earnings before interest, taxes, depreciation and/or amortization; earnings from operations; net contribution; net asset turnover; inventory turnover; capital expenditures; net earnings; operating earnings or income; gross or operating margin; debt; working capital; return on equity; return on net assets; return on total assets; return on capital; return on invested capital; return on investment; return on sales; net or gross sales; market share; economic value added; cost of capital; change in assets; expense reduction levels; fixed costs; debt reduction; productivity; delivery performance; safety record; stock price; and total stockholder return. Performance goals may be determined on an absolute basis or relative to internal goals or relative to levels attained in prior years or related to other companies or indices or as ratios expressing relationships between two or more performance goals. The Committee will provide how any performance goal is to be adjusted to the extent necessary to prevent dilution or enlargement of any award as a result of extraordinary events or circumstances, as determined by the Committee, or to exclude the effects of extraordinary, unusual, or non recurring items, including restructuring charges; changes in applicable laws, regulations or accounting principles; currency fluctuations; discontinued operations; non cash items, such as amortization, depreciation or reserves; asset impairment; or any recapitalization, restructuring, reorganization, merger, acquisition, divestiture, consolidation, spin off, split up, combination, liquidation, dissolution, sale of assets, or other similar corporation transaction.

After the end of a performance period, the Committee must approve final bonus awards and may not increase the amount of bonus opportunity, but has the discretionary authority to reduce the amount, in the aggregate or with respect to one or more individual components, taking into account individual and/or corporate performance. The Committee expects to exercise that discretion and thus does not anticipate that the maximum bonus opportunity will be paid to any participant. In no event, however, will a participant receive a bonus of more than $3,000,000 under the MIP for any performance period. No award will be paid under the MIP for any performance period or portion thereof to a participant whose employment with the Company terminates during the year for a reason other than retirement, disability, death. In the event of a participant’s retirement, disability or death, the Committee may in its discretion approve a prorata bonus payment based on the bonus the participant would have received had he remained employed through the last day of the performance period.
Payment of Awards. Bonuses will be paid in cash to participants (or their beneficiaries in the event of death) prior to March 15 following the performance period for which the bonus was earned. In lieu of receiving the bonus payment directly, a participant can make an advance election to defer the bonus payment in accordance with the Company’s Deferred Compensation Plan.
For 2015, the Committee established Company operating income before restructuring (“Operating Income”) as the performance goal under the MIP and established a bonus pool equal to 10% of Operating Income, with Mr. Sengstack eligible for a bonus opportunity equal to 40% of the bonus pool and each of the other four participants eligible for a bonus opportunity equal to 15% of the bonus pool. The Committee also established performance criteria for each participant pursuant to the parameters of the Bonus Plan and expects to exercise its discretion to adjust the bonus pool amounts downward on the basis of the achievement of these criteria.
Bonuses payable under the MIP for the 2015 fiscal year and future years cannot currently be determined because they will depend on the attainment of specified performance goals and any exercise of discretion by the Committee to limit or reduce a participant’s award. The amounts set forth in the Summary Compensation Table in this Proxy Statement, in the “Non-Equity Incentive Plan Compensation” column, disclose the bonuses paid to the Named Executive Officers for the 2014 fiscal year pursuant to the MIP and the Bonus Pool.
Amendment or Termination. The Board may amend or terminate the MIP at any time, without the consent of participants and without the approval of the shareholders of the Company, provided that no amendment or termination shall affect the Company’s obligation to pay any bonus amount after it has been earned by a participant.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE REAPPROVAL OF THE FRANKLIN ELECTRIC COMPANY, INC. MANAGEMENT INCENTIVE PLAN.

PROPOSAL 3: RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
FOR THE 2015 FISCAL YEAR

The Audit Committee has appointed the firm of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year. Although shareholder ratification is not legally required, the Audit Committee believes it advisable to submit its decision to the shareholders. If the shareholders fail to ratify Deloitte & Touche LLP as the Company’s independent registered public accounting firm, the Audit Committee will reassess its appointment. Deloitte & Touche LLP has acted as independent auditors for the Company since 1988.

Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting with the opportunity to make a statement if they desire to do so, and to be available to respond to questions relating to their examination of the Company's financial statements.

The affirmative vote of the holders of a majority of the votes cast at the Annual Meeting is required to approve the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the 2015 fiscal year.

Audit Fees

The aggregate fees for professional services rendered by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates (collectively, “Deloitte”) for the audit of the Company’s annual financial statements and the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q were $1,493,272 and $1,436,987, respectively, for the fiscal years ended January 3, 2015 and December 28, 2013.

Audit-Related Fees

The fees for professional services rendered by Deloitte for due diligence related to acquisitions were $451,024 and $276,546, respectively, for the fiscal years ended January 3, 2015 and December 28, 2013.

Tax Fees

The fees for tax services rendered by Deloitte were $36,144 and $62,644, respectively, for the fiscal years ended January 3, 2015 and December 28, 2013.

Audit Committee Pre-Approval Policy

The Audit Committee has adopted a Pre-Approval Policy for Audit, Audit-Related, and Non-Audit Services. The Audit Committee has delegated to the Audit Committee Chairman the authority to pre-approve services not prohibited by law up to a maximum of $10,000 individually or $50,000 in the aggregate, provided that the Audit Committee Chairman shall report any decisions to pre-approve services to the full Audit Committee at its next meeting. For the fiscal year ended January 3, 2015, the company did not pay any fees for services pursuant to the exceptions to the pre-approval requirements set forth in 17 CFR 210.2-01 (c)(7)(i)(C).

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR APPROVAL OF RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2015 FISCAL YEAR.
PROPOSAL 4:  ADVISORY VOTE ON EXECUTIVE COMPENSATION

Pursuant to Section 14A of the Exchange Act, the Company is required to submit to shareholders a resolution subject to an advisory vote to approve the compensation of the Company’s Named Executive Officers. At the 2012 Annual Meeting of Shareholders, a majority of the Shareholders advised that the Board conduct the vote annually, and the Board so decided. The next such vote will occur at the 2015 Annual Meeting of Shareholders.

The Company’s goal for its executive compensation program is to attract, motivate and retain a talented and creative team of executives who will provide leadership for the Company’s success.  The Company seeks to accomplish this goal in a way that rewards performance and is aligned with its shareholders’ long-term interests.  The Company believes that its executive compensation program, which emphasizes a performance-based cash incentive and long-term equity awards, satisfies this goal and is strongly aligned with the interests of its shareholders.

The Compensation Discussion and Analysis, beginning on page 15 this Proxy Statement, describes the Company’s executive compensation program and the decisions made by the Management Organization and Compensation Committee in 2014 in more detail.  The Company believes the compensation program for the Named Executive Officers is instrumental in helping the Company achieve its strong financial performance.

The Company requests shareholder approval of the following resolution:

RESOLVED, that the compensation paid to the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.

As an advisory vote, this proposal is not binding upon the Company.  However, the Management Organization and Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, will carefully consider the outcome of the vote when making future compensation decisions for Named Executive Officers.

Vote Required for Approval

Approval of Proposal No. 4 requires the affirmative vote of a majority of the shares present or represented by proxy and voting at the Annual Meeting on this proposal.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE APPROVAL OF THE EXECUTIVE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, AS DISCLOSED IN THIS PROXY STATEMENT.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors, officers, and greater than 10 percent shareholders to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock of the Company and to furnish the Company with copies of all Section 16(a) reports they file. Based solely on a review of the copies of these reports furnished to the Company and written representations that no other reports were required to be filed, the Company believes that its directors, officers and greater than 10 percent shareholders complied with all Section 16(a) filing requirements applicable to them during 2014, except with respect to one Form 4 for Mr. Sengstack (reporting one transaction) and one for Mr. Trumbull (reporting two transactions), and one Form 3 for Mr. Kenney.

SHAREHOLDER PROPOSALS

November 25, 2015 is the date by which proposals of shareholders intended to be presented at the next Annual Meeting must be received by the Company to be considered for the inclusion in the Company's proxy statement for the 2015 Annual Meeting. Also, other proposals intended to be presented at the next Annual Meeting but not included in the Company’s proxy statement must be received by the Company no later than February 8, 2016 to be considered for presentation at that meeting. Such shareholder’s notice shall set forth: (A) as to each person whom the shareholder proposes to nominate for election or reelection as a director all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act (including such person’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected); (B) as to any other business that the shareholder proposes to bring before the meeting, a brief description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest in such business of such shareholder and the beneficial owner, if any, on whose behalf the proposal is made; and (C) as to the shareholder giving the notice and the beneficial owner, if any, on whose behalf the nomination or proposal is made (i) the name and address of such shareholder, as they appear on the Company’s books, and of such beneficial owner and (ii) the class and number of shares of the Company which are owned beneficially and of record by such shareholder and such beneficial owner.

ANNUAL REPORT ON FORM 10-K

The Company will provide a copy of its Annual Report on Form 10-K to the Securities and Exchange Commission for the fiscal year ended January 3, 2015, including the exhibits thereto, free of charge to any shareholder requesting a copy in writing. Inquiries should be directed to:  Corporate Secretary, Franklin Electric Co., Inc., 9255 Coverdale Road, Fort Wayne, Indiana 46809.  The report, which is also the Company’s Annual Report to Shareholders, may also be accessed through the investor relations menu on the Company’s website, www.franklin-electric.com.

OTHER BUSINESS

Management has no knowledge of any other matters to be presented for action by the shareholders at the 2015 Annual Meeting. The enclosed proxy gives discretionary authority to the persons designated as proxies therein to vote on any additional matters that should properly and lawfully be presented.

By order of the Board of Directors
Dated: March 24, 2015

John J. Haines
Vice President, Chief Financial Officer and Secretary

Franklin Electric

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

Electronic Delivery of Future PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

| | For | Against | Abstain |
|---|---|---|---|
| 1. Election of Directors | | | |
| 1a. Jerome D. Brady | ☐ | ☐ | ☐ |
| 1b. Gregg C. Sengstack | ☐ | ☐ | ☐ |
| 1c. David M. Wathen | ☐ | ☐ | ☐ |

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.

NOTE: To transact any other business as may properly come before the Annual Meeting of Shareholders or any adjournment or postponement thereof.

| | Yes | No |
|---|---|---|
| Please indicate if you plan to attend this meeting | ☐ | ☐ |

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by an authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000223/ 3 R 1.0.0.5 / 0

**Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:** The Notice & Proxy Statement, Form 10-K/Annual Report is/are available at www.proxyvote.com .

**FRANKLIN ELECTRIC CO., INC.**
**Annual Meeting of Shareholders**
**May 8, 2015**
**This proxy is solicited by the Board of Directors**

The undersigned hereby appoints R. Scott Trumbull and John J. Haines, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of Franklin Electric Co., Inc. that the undersigned is entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 a.m., Eastern Time, on May 8, 2015, at Franklin Electric Global Headquarters, 9255 Coverdale Road, Fort Wayne, IN, and any adjournment or postponement thereof.

**THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED. IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE AND "FOR" PROPOSAL 2, 3, and 4 AND IN THE DISCRETION OF THE PERSONS NAMED AS PROXIES WITH RESPECT TO ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING OF SHAREHOLDERS OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF.**

**PLEASE MARK, SIGN, DATE, AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.**

0000228418_2 R1.0.0.51160

**Continued and to be signed on reverse side**